MERGER AGREEMENT


                          DATED AS OF DECEMBER 10, 2000


                                      AMONG


                               BIOCHEM PHARMA INC.


                               3829341 CANADA INC.


                                       AND


                         SHIRE PHARMACEUTICALS GROUP PLC







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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I THE ARRANGEMENT.....................................................1
     1.1 Closing..............................................................1
     1.2 Effective Date.......................................................2
     1.3 Implementation Steps by BioChem......................................2
     1.4 Implementation Steps by Shire........................................3
     1.5 Interim Order........................................................3
     1.6 Articles of Arrangement..............................................3
     1.7 BioChem Shares Options...............................................4
     1.8 BioChem Deferred Share Unit Plans and Restricted Share Unit
         Plan.................................................................5
     1.9 Certain Adjustments..................................................5

ARTICLE II EXCHANGE OF CERTIFICATES...........................................5
     2.1 Exchange Fund........................................................5
     2.2 No Further Ownership Rights in BioChem Common Shares.................5
     2.3 No Fractional Shire Shares...........................................5
     2.4 Termination of Exchange Fund.........................................6
     2.5 No Liability.........................................................6
     2.6 Investment of the Exchange Fund......................................6
     2.7 Lost Certificates....................................................6
     2.8 Withholding Rights...................................................7
     2.9 Affiliates...........................................................7

ARTICLE III REPRESENTATIONS AND WARRANTIES....................................7
     3.1 Representations and Warranties of Shire..............................7
     3.2 Representations and Warranties of BioChem...........................18
     3.3 Representations and Warranties of Shire and Exchangeco..............30

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS.........................31
     4.1 Covenants of Shire..................................................31
     4.2 Covenants of BioChem................................................34
     4.3 Governmental Filings................................................38
     4.4 Control of Other Party's Business...................................39

ARTICLE V ADDITIONAL AGREEMENTS..............................................39
     5.1 Preparation of Proxy Statement, Form S-3, Circular, Listing
         Particulars and Class 1 Circular....................................39
     5.2 Shire Board of Directors............................................42
     5.3 Access to Information...............................................42
     5.4 Reasonable Best Efforts.............................................43
     5.5 BioChem Acquisition Proposals.......................................45
     5.6 Shire Acquisition Proposals.........................................46


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

     5.7 Employee Benefits Matters...........................................47
     5.8 Fees and Expenses...................................................47
     5.9 Directors' and Officers' Indemnification and Insurance..............48
     5.10 Public Announcements...............................................48
     5.11 Listing of Shire Shares............................................49
     5.12 Affiliates.........................................................49

ARTICLE VI CONDITIONS PRECEDENT..............................................49
     6.1 Conditions to Each Party's Obligation to Effect the Arrangement.....49
     6.2 Additional Conditions to Obligations of Shire and Exchangeco........51
     6.3 Additional Conditions to Obligations of BioChem.....................52

ARTICLE VII TERMINATION......................................................53
     7.1 Termination.........................................................53
     7.2 Effect of Termination...............................................54
     7.3 Extension; Waiver...................................................55

ARTICLE VIII AMENDMENT.......................................................55
     8.1 Amendment...........................................................55
     8.2 Mutual Understanding Regarding Amendments...........................56
     8.3 Amendment...........................................................56

ARTICLE IX GENERAL PROVISIONS................................................56
     9.1 Non-Survival of Representations, Warranties and Agreements..........56
     9.2 Notices.............................................................57
     9.3 Interpretation......................................................58
     9.4 Counterparts........................................................58
     9.5 Entire Agreement; No Third Party Beneficiaries......................58
     9.6 Governing Law.......................................................59
     9.7 Severability........................................................59
     9.8 Assignment..........................................................59
     9.9 Submission to Jurisdiction; Waivers.................................59
     9.10 Currency...........................................................60
     9.11 Enforcement........................................................60
     9.12 Definitions........................................................60




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

                         LIST OF EXHIBITS AND SCHEDULES

     Exhibit        Title
     -------        -----

     A              Plan of Arrangement
     1.3(b)         Arrangement Resolution
     1.4(a)         Shire Resolution
     1.4(c)         Exchange Trust Agreement
     1.4(e)         Support Agreement
     5.2            Board of Directors and Officers of Shire
     5.11           Form of Affiliate Letter (BioChem)


     Schedules
     ---------

     Shire Disclosure Schedule
     BioChem Disclosure Schedule

     MERGER AGREEMENT, dated as of December 10, 2000 (this "Agreement"), among Shire Pharmaceuticals Group Plc, a company registered in England under registry number 2883758 ("Shire"), 3829341 Canada Inc., a corporation incorporated under the laws of Canada and an indirect wholly owned subsidiary of Shire ("Exchangeco"), and Biochem Pharma Inc., a corporation incorporated under the laws of Canada ("BioChem"). Terms not otherwise defined herein are defined in
Section 8.11.

                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of BioChem, Shire and Exchangeco deem it advisable and in the best interests of each corporation and its respective shareholders that BioChem and Shire engage in a business combination in order to advance the long-term strategic business interests of BioChem and Shire;

     WHEREAS, the combination of BioChem and Shire shall be effected by the terms of this Agreement through a plan of arrangement, pursuant to Section 192 of the Canada Business Corporation Act (the "CBCA"), of Exchangeco, Shire and BioChem;

     WHEREAS the Arrangement is intended to (i) provide to holders of BioChem Common Shares who are residents of Canada for purposes of the ITA with the opportunity to dispose of their BioChem Common Shares in return for Exchangeable Shares on a tax-deferred or "rollover" basis for Canadian income tax purposes; and (ii) be treated as a "pooling of interests" for financial reporting purposes under United States generally accepted accounting principles;

     WHEREAS, in order to induce Shire to enter into this Agreement and to consummate the Arrangement, concurrently with the execution and delivery of this Agreement, BioChem is entering into a share option agreement with Shire pursuant to which BioChem has granted to Shire an option, exercisable under the circumstances specified therein, to purchase up to 19.9% of the outstanding BioChem Common Shares as of December 8, 2000 on an undiluted basis;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:


                                    ARTICLE I
                                 THE ARRANGEMENT

     1.1 Closing. Subject to the conditions set forth in Article VI and the termination rights set forth in Article VII, the closing of the Arrangement (the "Closing") will take place on the first Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in

Article VI, unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Stikeman Elliott, 1155 Rene-Levesque Blvd. West, 40th Floor, Montreal, Quebec, unless another place is agreed to in writing by the parties hereto.

     1.2 Effective Date. At the Closing the parties shall take those actions set forth in this Article I. The Arrangement shall become effective upon the date shown on the certificate of arrangement to be issued by the Director under the CBCA (such date and time the Arrangement becomes effective being the "Effective Date").

     1.3 Implementation Steps by BioChem. BioChem covenants and agrees that BioChem shall:

     (a) subject to the terms of this Agreement, as soon as reasonably practicable, apply in a manner acceptable to Shire, acting reasonably, under
Section 192 of the CBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently seek the Interim Order;

     (b) subject to the terms of this Agreement, convene and hold the BioChem Shareholders Meeting for the purpose of considering the Arrangement Resolution;

     (c) except as required for quorum purposes, not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the BioChem Shareholders Meeting without Shire's prior written consent except as required by Laws or required by the BioChem shareholders;

     (d) use its reasonable efforts to solicit from the BioChem shareholders proxies in favor of the approval of the Arrangement Resolution and to take all other action that is necessary or desirable to secure the approval of the Arrangement Resolution by the shareholders of BioChem, except to the extent that the Board of Directors of BioChem has changed its recommendation in accordance with the terms of this Agreement;

     (e) subject to obtaining the approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order;

     (f) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement; and

     (g) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in its favor, execute the Support Agreement and the Exchange Trust Agreement.

     1.4 Implementation Steps by Shire. Shire covenants and agrees that Shire shall:

     (a) subject to the terms of this Agreement, convene and hold the Shire Shareholders Meeting for the purpose of considering the Shire Resolution;

     (b) except as required for quorum purposes, not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the Shire Shareholders Meeting without BioChem's prior written consent except as required by Laws or required by the Shire shareholders;

     (c) take all action that is necessary or desirable to secure the approval of the Shire Resolution by the Shire shareholders, except to the extent that the Board of Directors of Shire has changed its recommendation in accordance with the terms of this Agreement; and,

     (d) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in its favor, Shire shall and shall cause Exchangeco to execute and deliver the Support Agreement and the Exchange Trust Agreement.

     1.5 Interim Order. The notice of motion for the application referred to in
Section 1.3(a) shall request that the Interim Order provide:

     (a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the BioChem Shareholders Meeting and for the manner in which such notice is to be provided;

     (b) that the requisite approval for the Arrangement Resolution shall be 662/3% of the votes cast on the Arrangement Resolution by the shareholders of BioChem present in person or by proxy at the BioChem Shareholders Meeting or as may be decided by the Court;

     (c) for the grant of the Dissent Rights; and

     (d) that, in all other respects, the terms, restrictions and conditions of the bylaws and articles of amalgamation of BioChem, including quorum requirements and all other matters, shall apply in respect of the BioChem Shareholders Meeting.

     1.6 Articles of Arrangement.

     (a) The Articles of Arrangement shall provide, among other things, that at the Effective Time, by virtue of the Arrangement and without any action on the part of the BioChem shareholders, each issued and outstanding BioChem Common Share (other than BioChem Common Shares held by dissenting shareholders and cash in lieu of fractional shares) shall be converted (through the steps described in Exhibit A hereto) into Shire Ordinary Shares or Exchangeable Shares, at the election of each BioChem shareholder (provided that a holder who is not a Canadian resident for the purpose of the ITA shall not be entitled to receive Exchangeable Shares). The number of Shire Ordinary Shares or Exchangeable Shares into which each BioChem Common Share shall be converted (the "Exchange Ratio") shall be determined as follows:

--------------------------------------------------------- -------------------------------------------
If the Shire ADSs Price is:                               the Exchange Ratio shall be:
--------------------------------------------------------- -------------------------------------------
less than or equal to US $47.20                           2.3517
--------------------------------------------------------- -------------------------------------------
greater than US $47.20 and less than US $70.80            determined  by  dividing  US $37.00 by the
                                                          Shire ADSs Price and multiplied by 3
--------------------------------------------------------- -------------------------------------------
equal to or greater than US $70.80                        1.5678
--------------------------------------------------------- -------------------------------------------


     (b) Notwithstanding Section 1.6(a), if a BioChem shareholder elects, Shire will provide such BioChem shareholder with one-third of a Shire ADSs (represented by Shire ADSs) for each Shire Ordinary Share such shareholder would be entitled to receive pursuant to Section 1.6(a). Shire will pay all fees and expenses associated with the issuance of the Shire Ordinary Shares constituting Shire ADSs to Morgan Guaranty Trust Company of New York, as depositary (the "Depositary"), for the issuance by the Depositary of the associated Shire ADSs.

     1.7 BioChem Shares Options. The Articles of Arrangement shall further provide that each BioChem Share Option that was granted pursuant to the BioChem Share Option Plan prior to the Effective Date, each Investissement Quebec Option and each BioChem Warrant which has not been exercised and remains outstanding immediately prior to the Effective Date shall upon the Effective Date be adjusted and become an option or a right, as applicable, to receive the number of Shire Ordinary Shares or Shire ADSs that the holder of such BioChem Share Option, Investissement Quebec Option or BioChem Warrant would have received if he or she had exercised such BioChem Share Option, Investissement Quebec Option or BioChem Warrant immediately prior to the Effective Date. The exercise price for each such Shire Ordinary Share or Shire ADS under such BioChem Share Option, Investissement Quebec Option or BioChem Warrant remaining outstanding after the Effective Date will be equal to (y) the aggregate exercise price immediately prior to the Effective Date of the BioChem Common Shares purchasable pursuant to such BioChem Share Option, Investissement Quebec Option or BioChem Warrant divided by (z) the whole number of Shire Ordinary Shares or Shire ADSs deemed purchasable pursuant to such BioChem Share Option, Investissement Quebec Option or BioChem Warrant in accordance with the foregoing, rounded up to the nearest whole cent. It is the intent of the parties that the exchange of options pursuant to this Section be covered by Subsection 7(1.4) of the ITA.

     1.8 BioChem Deferred Share Unit Plans and Restricted Share Unit Plan. Upon the Effective Date, Shire shall assume all of the obligations of BioChem under the BioChem Deferred Share Unit Plans and the BioChem Restricted Share Unit Plan in accordance with the terms and conditions of such plans.

     1.9 Certain Adjustments. If, between the date of this Agreement and the Effective Date, the outstanding Shire Ordinary Shares or the BioChem Common Shares shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, share split, split-up, combination or exchange of shares or any extraordinary dividend payable in cash or property or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the number of Shire Ordinary Shares to be received by the holders of BioChem Common Shares shall be appropriately adjusted to provide to the holders of BioChem Common Shares the same economic effect as contemplated by this Agreement prior to such event.


                                   ARTICLE II
                            EXCHANGE OF CERTIFICATES

     2.1 Exchange Fund. Prior to the Effective Date, Shire shall appoint a commercial bank or trust company reasonably acceptable to BioChem having net capital of not less than $300,000,000, or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Date, Shire shall and shall cause Exchangeco to deposit with the Exchange Agent, in trust for the benefit of holders of BioChem Common Shares, certificates representing the Shire Shares issuable on the Effective Date in exchange for BioChem Common Shares or effect the necessary CREST or other electronic transfers. Any cash in lieu of fractional Shire Shares (as set forth below) and certificates of Shire Shares deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

     2.2 No Further Ownership Rights in BioChem Common Shares. All Shire Shares issued and cash paid upon conversion of BioChem Common Shares in accordance with the terms of the Plan of Arrangement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the BioChem Common Shares.

     2.3 No Fractional Shire Shares.

     (a) No certificates or scrip or Shire Shares representing fractional Shire Shares or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Shire or a holder of Shire Shares.

     (b) Notwithstanding any other provision of this Agreement, each holder of BioChem Common Shares exchanged pursuant to this Agreement who would otherwise have been entitled to receive a fraction of a Shire Share (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest), the whole as set forth in the Plan of Arrangement.

     2.4 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Date shall be delivered to Shire or otherwise on the instruction of Shire, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Shire for any cash in lieu of fractional Shire Shares to which such holders are entitled pursuant to Section
2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of Certificates five years after the Effective Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by law, become the property of Shire free and clear of any claims or interest of any Person previously entitled thereto.

     2.5 No Liability. None of Shire, Exchangeco, BioChem or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.6 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Shire on a daily basis; provided, that no such investment or loss thereon shall affect the amounts payable to BioChem shareholders pursuant to the Plan of Arrangement and the other provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to Shire.

     2.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Shire, the posting by such Person of a bond in such reasonable amount as Shire may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate any cash in lieu of fractional Shire Shares pursuant to this Agreement.

     2.8 Withholding Rights. Shire shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of BioChem Common Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the ITA and the rules and regulations promulgated thereunder, or any provision of state, provincial, local or foreign tax law. To the extent that amounts are so withheld by Shire, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the BioChem Common Shares in respect of which such deduction and withholding was made by Shire provided that such withheld amounts are actually remitted to the appropriate taxing authority.

     2.9 Affiliates. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing Shire Shares or cash shall be delivered to a Person who may be deemed an "affiliate" of BioChem in accordance with Section 5.11 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act") until such Person has executed and delivered an Affiliate Agreement to Shire.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of Shire. Except as set forth in the Shire Disclosure Schedule delivered by Shire to BioChem prior to the execution of this Agreement (the "Shire Disclosure Schedule"), Shire represents and warrants to BioChem as follows:

     (a) Organization and Power; Subsidiaries.

     (i) Each of Shire and its Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized and existing or to have such power and authority, in the aggregate, would not have a Material Adverse Effect on Shire, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing, in the aggregate, would not have a Material Adverse Effect on Shire. The copies of the certificate of incorporation and Memorandum and Articles of Association of Shire, which were previously furnished or made available to BioChem, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

     (ii) Section 3.1(a)(ii) of the Shire Disclosure Schedule sets forth all the Subsidiaries of Shire which, as of the date of this Agreement, are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth on the Shire Disclosure Schedule, owned directly or indirectly by Shire, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the Shire SEC Reports (as defined in Section 3.1(d)) filed prior to the date hereof, as of the date of this Agreement, neither Shire nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would be material to Shire and its Subsidiaries taken as a whole.

                  (b) Capital Structure.

     (i) As of December 7, 2000, the authorized share capital of Shire consisted of 400,000,000 Shire Ordinary Shares and the issued share capital consisted of 256,837,043 Shire Ordinary Shares. Since December 7, 2000 to the date of this Agreement, there have been no issuances of Shire Ordinary Shares or any other securities of Shire other than issuances of Shire Ordinary Shares pursuant to options or rights outstanding as of December 7, 2000 under the Shire Share Option Plans. All issued and outstanding Shire Ordinary Shares are, and when Shire Ordinary Shares will be issued pursuant to this Agreement, such shares will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. There were outstanding as of December 7, 2000, no options, warrants or other rights to acquire Shire Ordinary Shares other than rights pursuant to awards under the Shire Pharmaceuticals Group plc Long Term Incentive Plan (the "Long Term Incentive Plan") and under the Shire Pharmaceuticals Executive Share Option Scheme (parts A and B), the Richwood 1993 Stock Option Plan, the Richwood 1995 Stock Option Plan, the Shire Holdings Limited Share Option Scheme, the Imperial Pharmaceutical Services Limited Employee Share Option Scheme (Number One), the Pharmavene 1991 Stock Option Plan (as amended), the

          Shire Pharmaceuticals Sharesave Scheme, the Shire Pharmaceuticals Group plc Employee Stock Purchase Plan, the Roberts' Incentive Stock Option Plan, the Shire Pharmaceuticals Group plc 2000 Executive Share Option Scheme, the Roberts' 1996 Equity Incentive Plan and the Roberts' Restricted Stock Option Plan (together with the Long Term Incentive Plan, the "Shire Share Option Plans") to acquire Shire Ordinary Shares representing in the aggregate the right to purchase approximately 9,913,338 Shire Ordinary Shares and options (collectively, the "Shire Share Options"). Section 3.1(b) of the Shire Disclosure Schedule sets forth a complete and correct list, as of December 7, 2000, of the number of Shire Ordinary Shares subject to Shire Share Options or other rights to purchase or receive Shire Ordinary Shares, the dates of grant and the exercise prices thereof.

     (ii) Except as otherwise set forth in this Section 3.1(b) and as contemplated by the Plan of Arrangement, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Shire or any of its Subsidiaries is a party or by which any of them is bound obligating Shire or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other voting securities of Shire or any of its Subsidiaries or obligating Shire or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Shire or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Shire or any of its Subsidiaries.

     (c) Authority; No Conflicts.

     (i) Shire has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the adoption of this Agreement and the Arrangement by the Required Shire Vote (the "Shire Shareholders Approval"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Shire, subject to obtaining the Shire Shareholders Approval. This Agreement has been duly executed and delivered by Shire and constitutes the valid and binding agreement of Shire, enforceable against Shire in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (ii) The execution and delivery of this Agreement by Shire does not, and the consummation by Shire of the Arrangement and the other transactions contemplated hereby will not conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on, or the loss of, any assets, including Intellectual Property (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the Memorandum and Articles of Association or similar organizational documents of Shire or any Significant Subsidiary of Shire, or (B) except as in the aggregate would not have a Material Adverse Effect on Shire, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Shire, any Significant Subsidiary of Shire, or their respective properties or assets.

     (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, provincial, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to Shire or any Subsidiary of Shire in connection with the execution and delivery of this Agreement by Shire or the consummation of the Arrangement and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the Competition Act (Canada) (the "CA"), (C) state securities or "blue sky" laws (the "Blue Sky Laws"), (D) the Securities Act, (E) the Canadian Securities Laws, (F) the Exchange Act, (G) the CBCA with respect to the filing of the Articles of Arrangement, (H) the Financial Services Act 1986, (I) the Listing Rules or the Rules of the LSE, (J) the Investment Canada Act (the "ICA"), (K) the consent of a --- Canadian court to the Plan of Arrangement and (L) such consents, approvals, orders, authorizations, registrations, declarations and filings the failures of which to make or obtain, in the aggregate, would not have a Material Adverse Effect on Shire. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (K) are hereinafter referred to as "Necessary Consents."

     (d) Reports and Financial Statements.

     (i) Shire has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1999 (collectively, including all exhibits thereto, the "Shire SEC Reports"). No Subsidiary of Shire is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Shire SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Shire SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Shire and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such Shire SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Shire SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

     (ii) Except as disclosed in the Shire SEC Reports filed prior to the date hereof, since December 31, 1999, Shire and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Shire and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than liabilities that, in the aggregate, would not have a Material Adverse Effect on Shire.

     (e) Information Supplied.

     (i) None of the information supplied or to be supplied by Shire for inclusion or incorporation by reference in the Proxy Statement will, at the time it is filed with the SEC or at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. The Proxy Statement will, on the date it is first mailed to Shire shareholders and at the time of the Shire Shareholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

     (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Shire with respect to statements made in the Proxy Statement based on information supplied by BioChem for inclusion or incorporation by reference therein or in the Listing Particulars or Class 1 Circular.

     (f) Board Approval. The Board of Directors of Shire, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Shire Board Approval"), has duly (i) determined that this Agreement and the Arrangement are fair to and in the best interests of Shire and its shareholders, and (ii) approved this Agreement and the Arrangement, and (iii) subject to Section 5.1(f), resolved to recommend that the shareholders of Shire approve this Agreement and the Arrangement and directed that this Agreement and the Arrangement be submitted for consideration at the Shire Shareholders Meeting.

     (g) Vote Required. The approval of this Agreement and the Arrangement by the Required Shire Vote is the only vote of the holders of any class or series of Shire share capital necessary to approve the transactions contemplated by this Agreement and the Arrangement.

     (h) Litigation; Compliance with Laws.

     (i) Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, there are no suits, actions, complaints or proceedings (collectively "Actions") pending or, to the knowledge of Shire, threatened, against or affecting Shire or any Subsidiary of Shire which, in the aggregate, would have a Material Adverse Effect on Shire, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Shire or any Subsidiary of Shire which, in the aggregate, would have a Material Adverse Effect on Shire.

     (ii) Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement and except as, in the aggregate, would not have a Material

          Adverse Effect on Shire, Shire and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Shire and its Subsidiaries, taken as a whole (the "Shire Permits"). Shire and its Subsidiaries are in compliance with the terms of the Shire Permits, except where the failure to so comply, in the aggregate, would not have a Material Adverse Effect on Shire. Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, neither Shire nor any of its Subsidiaries is in violation of, and Shire and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not have a Material Adverse Effect on Shire.

     (i) Absence of Certain Changes or Events.

     (i) Except for general tax matters and matters relating to the pharmaceutical industry generally, liabilities incurred in connection with this Agreement or the transactions contemplated hereby or disclosed in the Shire SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.1, since September 30, 2000, Shire and its Subsidiaries have conducted their business only in the ordinary course. Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, since September 30, 2000, there have not been any changes, circumstances or events which, in the aggregate, have had, or would have, a Material Adverse Effect on Shire.

     (ii) Since September 30, 2000 and except for as set forth on Section 3.1(i)(ii) of the Shire Disclosure Schedule, there has not been any
          (A) adoption by Shire or any of its Subsidiaries of any Benefit Plan to which any of the officers of Shire or a Subsidiary of Shire is a participant or (B) amendment to any Shire Benefit Plan that resulted in any material increase in the benefits received or to be received thereunder by any officer of Shire. Since September 30, 2000, there has not been any material increase in the aggregate benefits provided under the Shire Benefit Plans.

     (j) Environmental Matters.

     (i) Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, Shire and its Subsidiaries, and their respective business and operations, (A) are in compliance with all applicable Environmental Laws (including any Environmental Permits) in the United States and in other applicable foreign jurisdictions with environmental regulatory jurisdiction over Shire or any of its Subsidiaries and (B) have obtained all Environmental Permits which are required in order to carry on their respective businesses and operations as presently conducted under all applicable Environmental Laws, where non-compliance or failure to obtain the same would have a Material Adverse Effect on Shire. Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, neither Shire nor its Subsidiaries with respect to their respective businesses and operations have at any time received any written notice, written notice of default, written notice of cancellation or revocation, orders, summons, or notice of judgment or commencement of proceedings of any nature related to any breach, liability or remedial action, or alleged breach, liability or remedial action, of or arising under Environmental Laws or any Environmental Permits which would have a Material Adverse Effect on Shire. Neither Shire nor its Subsidiaries with respect to their respective businesses and operations have at any time given any written undertakings with respect to remedying any breach of Environmental Laws or Environmental Permits or otherwise satisfying requirements under Environmental Laws or Environmental Permits which have not been duly performed in accordance with the terms of such undertakings, which breach or other requirements would have a Material Adverse Effect on Shire.

     (ii) To the knowledge of Shire, without inquiry to any Governmental Entity,
          (A) none of the properties currently or formerly owned or leased by Shire and its Subsidiaries is identified by any Governmental Entity for investigation or clean-up pursuant to any Environmental Laws, which in each of the foregoing instances would result in a Material Adverse Effect on Shire and (B) there have been no releases in violation of any applicable Environmental Laws of Hazardous Substances on any currently owned, leased or operated property or formerly owned, leased or operated property of Shire or its Subsidiaries, which would result in a Material Adverse Effect on Shire.

     (iii) Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, to the knowledge of Shire, neither Shire nor any of its Subsidiaries is subject to any Environmental Losses that would have a Material Adverse Effect on Shire.

     (k) Intellectual Property. Except as in the aggregate would not have a Material Adverse Effect on Shire and except as disclosed in the Shire SEC Reports filed prior to the date of the Agreement, to the knowledge of Shire: (i) Shire and each of its Subsidiaries owns (in each case, free and clear of any Liens), controls or has license to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) Shire and its Subsidiaries are not infringing or otherwise violating the Intellectual Property of any Person and are acting in accordance with any applicable license pursuant to which Shire or any Subsidiary acquired the right to use any Intellectual Property; (iii) no Person is challenging or claiming the invalidity or unenforceability of any Intellectual Property owned or controlled by and/or licensed to Shire or its Subsidiaries used in or necessary for the conduct of its business as currently conducted; and (iv) neither Shire nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending or threatened claim, order or proceeding with respect to any Intellectual Property owned, controlled, licensed or used by Shire or its Subsidiaries and no Intellectual Property owned, controlled and/or licensed by Shire or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean patents, applications for patents (including, without limitation, utility models and all divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, trademarks (registered or unregistered), service marks, brand names, domain names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; nonpublic information, trade secrets and confidential or proprietary information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction, and any renewals or extensions thereof and any similar intellectual property or proprietary rights.

     (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Shire, except Deutsche Bank whose fees and expenses will be paid by Shire in accordance with Shire's agreement with such firm, copies of which have been provided to BioChem.

     (m) Taxes.

     (i) Each of Shire and its Subsidiaries has filed in a timely manner all material Tax Returns required to have been filed (or extensions have been duly obtained), and has paid in a timely manner all Taxes required to have been paid by it and has made adequate accrual for all material taxes not yet due and payable. Each such Tax Return is complete and accurate in all material respects. Any deficiencies or assessments asserted in writing by any taxing authority against Shire or any of its Subsidiaries have been paid or fully settled. There are no claims or assessments pending (or, to the best knowledge or Shire, threatened) against Shire or any of its Subsidiaries for any alleged Tax deficiency and no issue has been raised in writing by any taxing authority or representative thereof. No extension of the period for assessment or collection of any Tax of Shire or its Subsidiaries is currently in effect and no extension of time within which to file any Tax Return has been requested, which Tax Return has not since been filed.

     (ii) Shire is not and will not be at any time a "foreign investment entity" as that term is defined in the June 22, 2000 proposed amendments to the ITA together with proposed amendments thereto as announced on September 7, 2000 (the "Proposed Amendments"). The Exchangeable Shares will be and remain an "exempt interest" as that term is defined in the Proposed Amendments.

For purposes of this Agreement: (A) "Tax" (and, with correlative meaning, "Taxes") means (i) any federal, state, provincial, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, customs, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (ii) any transferee, successor or joint and several liability by contract or otherwise in respect of any items described in clause (i), and (B) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     (n) Benefit Plans

     (i) Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, (A) there are no registered or supplementary pension, retirement, profit sharing, bonus, savings, deferred compensation, share option, purchase, appreciation, group insurance or other material employee or retiree benefit plans, programs or arrangements, including collective agreements, maintained or contributed to by Shire or any of its Subsidiaries or in respect of which any such entity has an actual or contingent liability (each such plan, program or arrangement, a "Plan"), (B) there are no outstanding violations or defaults thereunder nor any actions, claims, or other proceedings pending or, to the knowledge of Shire, threatened in writing with respect to any of the Plans, (C) the Plans are registered, and have at all times been invested and administered, in accordance with Laws and regulatory policy and the terms of the Plans,
          (D) no event has occurred which would entitle any person to terminate any Plan or adversely affect the tax status of any Plan; (E) to the knowledge of Shire, there have been no withdrawals of surplus or contribution holiday except as permitted by Law and the terms of the Plans and (F) no Plan is underfunded on either a going concern or a solvency basis as of the date of its most recent actuarial evaluation, where the effect of any such undisclosed Plan, violation, default, action, claim, proceeding, promise, commitment, event, withdrawal, contribution holiday, failure to comply or underfunding would, in the aggregate, have a Material Adverse Effect on Shire.

     (ii) Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, none of the Plans with respect to Shire is subject to the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"). With respect to each Plan that is subject to ERISA (an

          "ERISA Plan") and any ERISA Affiliate Plan (A) if such ERISA Plan is intended to be qualified under Section 401(a) of the Code, such ERISA Plan has been determined by the United States Internal Revenue Service (the "IRS") to be so qualified and each trust related to any such ERISA Plan has been determined to be exempt from federal income Tax under Section 501(a) of the Code and no circumstance has occurred or exists which might reasonably be expected to cause such plan or trust to cease being so qualified or exempt from Tax; (B) such ERISA Plan has complied in all material respects with ERISA, and all other applicable Laws; (C) no accumulated funding deficiency, as defined in
          Section 302 of ERISA and Section 412 of the Code, whether or not waived, exists with respect to such Plan or any ERISA Affiliate Plan;
          (D) with respect to each single-employer ERISA Plan and ERISA Affiliate Plan subject to Title IV of ERISA, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities" (as defined under Section 4001(a)(16) of ERISA) under such plan, determined on the basis of the actuarial assumptions in effect for such plan year, did not exceed the then current value of the assets of such plan; and (E) none of Shire, any of its Subsidiaries or any ERISA Affiliate has incurred or expects to incur any liability to the United States Pension Benefit Guaranty Corporation with respect to any ERISA Plan or ERISA Affiliate Plan or any withdrawal liability under Title IV of ERISA with respect to any "Multiemployer Plan", where the effect of such event, condition, action or failure to act under (A) through (E) above would, in the aggregate, have a Material Adverse Effect on Shire. Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, none of Shire, or any of its Subsidiaries maintains or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which is subject to ERISA and which provides medical benefits to employees after termination of employment other than as required by Section 601 of ERISA or other applicable Law, or the cost of which is paid for by the covered employees.

     (iii) For purposes of this Agreement, "ERISA Affiliate" means (A) any corporation which is a member of the same controlled group of corporations, within the meaning of Section 414(b) of the Code, as Shire or BioChem, as the case may be, or any of their respective Subsidiaries, as the case may be, or (B) any partnership or trade or business (whether or not incorporated) under common control, within the meaning of Section 414(c) of the Code, with Shire or BioChem, as the case may be, or any of their respective Subsidiaries; "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA); and "ERISA Affiliate Plan" means any single-employer plan subject to Title IV or Section 302 of ERISA maintained or contributed to by an ERISA Affiliate.

     (o) Licenses. Shire and its Subsidiaries have obtained all permits, concessions, grants, franchises, licenses and other federal, state, local or foreign governmental authorizations and approvals (collectively, "Licenses") material, individually or in the aggregate, to the conduct of the business of Shire and its Subsidiaries taken as a whole. All of such Licenses are in full force and effect and, to the knowledge of Shire, will not be impaired or adversely affected by the Arrangement in a manner or to a degree that would have a Material Adverse Effect on Shire. There is not pending or, to the knowledge of Shire, threatened any domestic or foreign suit or proceeding with respect to the suspension, revocation, cancellation, modification or non-renewal of any of such Licenses, and no event under the control of Shire has occurred that (whether with notice or lapse of time, or both) would result in a suspension or revocation of or failure to renew any of the Licenses, the loss of which would have a Material Adverse Effect on Shire.

     (p) Pooling of Interests. Neither Shire nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Arrangement from being treated for financial accounting purposes as a "pooling of interests" in accordance with US GAAP and the regulations and interpretations of the SEC.

     3.2 Representations and Warranties of BioChem. Except as set forth in the BioChem Disclosure Schedule delivered by BioChem to Shire prior to the execution of this Agreement (the "BioChem Disclosure Schedule"), BioChem represents and warrants to Shire as follows:

     (a) Organization, Standing and Power; Subsidiaries.

     (i) Each of BioChem and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not have a Material Adverse Effect on BioChem. Each of BioChem and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing in the aggregate would not have a Material Adverse Effect on BioChem. The copies of the articles of amalgamation and bylaws of BioChem, which were previously furnished or made available to Shire, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

     (ii) Section 3.2(a)(ii) of the BioChem Disclosure Schedule sets forth all of the Subsidiaries of BioChem as of the date of this Agreement. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth on the BioChem Disclosure Schedule, owned directly or indirectly by BioChem, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws or contained in the articles of such companies. Except as Publicly Disclosed by BioChem prior to the date of this Agreement, neither BioChem nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is material to BioChem and its Subsidiaries taken as a whole.

     (b) Capital Structure.

     (i) As of November 24, 2000, the authorized capital of BioChem consisted of an unlimited number of BioChem Common Shares, of which 101,323,410 shares were issued and outstanding. Since November 24, 2000 to the date of this Agreement, there have been no issuances of shares in the capital of BioChem or any other securities of BioChem other than issuances of shares pursuant to options outstanding as of November 24, 2000 under the Benefit Plans of BioChem. All issued and outstanding shares in the capital of BioChem are duly authorized, validly issued, fully paid and non-assessable, and no class of shares is entitled to preemptive rights. There were outstanding as of November 24, 2000 no options, warrants or other rights to acquire shares of BioChem other than (w) options and other rights to acquire shares of BioChem representing in the aggregate the right to purchase 6,873,711 BioChem Common Shares (collectively, the "BioChem Share Options") under BioChem's Shares Option Plan (the "BioChem Share Option Plan"), and
          (x) options to acquire 123,476 BioChem Common Shares at an exercise price of $5.15 expiring in July 2001 granted to Investissement Quebec pursuant to an agreement dated June 21, 1991 (the "Investissement Quebec Options"); and (y) undertaking to issue warrants in two tranches in 2001 and 2002 to the Government of Canada giving the right to acquire BioChem Common Shares at an exercise price equal to the closing price on the TSE prior to their respective issuance, the whole pursuant to an agreement dated March 31, 2000 (the "BioChem Warrants") and (z) the memorandum of agreement dated September 1997 with two senior employees relating to options to acquire 40,000 BioChem Common Shares. Section 3.2(b) of the BioChem Disclosure Schedule sets forth a complete and correct list, as of November 24, 2000, of the number of BioChem Common Shares subject to BioChem Shares Options, the dates of grant and the exercise prices thereof.

     (ii) No bonds, debentures, notes or other indebtedness of BioChem having the right to vote on any matters on which its shareholders may vote ("BioChem Voting Debt") are issued or outstanding.

     (iii) Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which BioChem or any of its Subsidiaries is a party or by which any of them is bound obligating BioChem or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares in its capital or other voting securities of BioChem or any of its Subsidiaries or obligating BioChem or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of BioChem or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares in the capital of BioChem or any of its Subsidiaries.

     (c) Authority; No Conflicts.

     (i) BioChem has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Arrangement to the adoption of this Agreement by the Required BioChem Vote. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of BioChem, subject in the case of the consummation of the Arrangement to the adoption of this Agreement by the BioChem shareholders at the BioChem Shareholders Meeting. This Agreement has been duly executed and delivered by BioChem and constitutes the valid and binding agreement of BioChem, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (ii) The execution and delivery of this Agreement by BioChem does not or will not, as the case may be, and the consummation by BioChem of the Arrangement and the other transactions contemplated hereby will not conflict with, or result in a Violation pursuant to: (x) any provision of the articles of amalgamation or bylaws of BioChem or any Subsidiary of BioChem or (y) except as in the aggregate would not have a Material Adverse Effect on BioChem or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BioChem, any Subsidiary of BioChem or any of their respective properties or assets.

     (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to BioChem or any Subsidiary of BioChem in connection with the execution and delivery of this Agreement by BioChem or the consummation of the Arrangement and the other transactions contemplated hereby and thereby, except (i) the Necessary Consents,
          (ii) the consents required under Canadian Securities Laws and by the rules and regulations of the NASDAQ and the TSE and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, in the aggregate, would not have a Material Adverse Effect on BioChem.

     (d) Reports and Financial Statements.

     (i) BioChem has filed all required registration statements, prospectuses, reports, schedules, forms, statements, press releases and other documents required to be filed by it with the OSC, the QSC and the SEC since January 1, 1999 (collectively, including all exhibits thereto, the "BioChem Reports"). No Subsidiary of BioChem is required to file any form, report, registration statement or prospectus or other document with the OSC, the QSC or the SEC. None of the BioChem Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the BioChem Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of BioChem and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such BioChem Reports, as of their respective dates (and as of the date of any amendment to any such BioChem Report), complied as to form in all material respects with the applicable requirements of Canadian Securities Laws or, as the case may be, the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

     (ii) Except as Publicly Disclosed by BioChem prior to the date of this Agreement, since September 30, 2000, BioChem and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of BioChem and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than liabilities that, in the aggregate, would not have a Material Adverse Effect on BioChem.

     (e) Information Supplied. None of the information supplied or to be supplied by BioChem for inclusion or incorporation by reference in the Proxy Statement will, at the time of the BioChem Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (f) Board Approval. The Board of Directors of BioChem, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "BioChem Board Approval"), has duly (i) determined that this Agreement and the Arrangement are fair to and in the best interests of BioChem and its shareholders, (ii) approved this Agreement and the Arrangement and (iii) subject to Section 5.1(e), recommended that the shareholders of BioChem adopt this Agreement and approve the Arrangement and directed that this Agreement and the Arrangement be submitted for consideration by BioChem's shareholders at the BioChem Shareholders Meeting.

     (g) Vote Required. Subject to the Interim Order, the approval of this Agreement and the Arrangement by the Required BioChem Vote is the only vote of the holders of any class or series of BioChem share capital necessary to approve the transactions contemplated by this Agreement and the Arrangement.

     (h) Litigation; Compliance with Laws.

     (i) Except as Publicly Disclosed by BioChem prior to the date of this Agreement, there are no Actions pending or, to the knowledge of BioChem, threatened, against or affecting BioChem or any Subsidiary of BioChem which, in the aggregate, would have a Material Adverse Effect on BioChem, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against BioChem or any Subsidiary of BioChem which, in the aggregate, would have a Material Adverse Effect on BioChem.

     (ii) Except as Publicly Disclosed by BioChem prior to the date of the Agreement and except as would, in the aggregate, not have a Material Adverse Effect on BioChem, BioChem and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of BioChem and its Subsidiaries, taken as a whole (the "BioChem Permits"). BioChem and its Subsidiaries are in compliance with the terms of the BioChem Permits, except where the failure to so comply, in the aggregate, would not have a Material Adverse Effect on BioChem. Except as Publicly Disclosed by BioChem prior to the date of this Agreement, neither BioChem nor any of its Subsidiaries is in violation of, and BioChem and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not have a Material Adverse Effect on BioChem.

     (i) Absence of Certain Changes or Events.

     (i) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as Publicly Disclosed by BioChem prior to the date of this Agreement, and except as permitted by Section 4.2, since September 30, 2000, BioChem and its Subsidiaries have conducted their business only in the ordinary course. Except as Publicly Disclosed by BioChem prior to the date of this Agreement, since March 31, 2000, there have not been any changes, circumstances or events which have had, or would have, a Material Adverse Effect on BioChem, provided that, on the basis of all facts and information disclosed by BioChem to Shire as at the date hereof, the outcome of the proceedings instituted by Emory University in the United States shall not, for the purpose of this Agreement, be considered to have a Material Adverse Effect on BioChem.

     (ii) Since September 30, 2000 and except for as set forth in Section 3.2(i)(ii) of the BioChem Disclosure Schedule, there has not been any
          (A) adoption by BioChem or any of its Subsidiaries of any Benefit Plan to which any of BioChem's officers is a participant or (B) amendment to any BioChem Benefit Plan that resulted in any material increase in the benefits received or to be received thereunder by any officer of BioChem. Since September 30, 2000, there has not been any material increase in the aggregate benefits provided under the BioChem Benefit Plans.

     (j) Environmental Matters.

     (i) Except as Publicly Disclosed by BioChem prior to the date of this Agreement, BioChem and its Subsidiaries, and their respective business and operations, (A) are in compliance with all applicable Environmental Laws (including any Environmental Permits) in Canada and in other applicable foreign jurisdictions with environmental regulatory jurisdiction over BioChem or any of its Subsidiaries and
          (B) have obtained all Environmental Permits which are required in order to carry on their respective businesses and operations as presently conducted under all applicable Environmental Laws, where non-compliance or failure to obtain the same would have a Material Adverse Effect on BioChem prior to the date of this Agreement. Except as Publicly Disclosed by BioChem prior to the date of this Agreement, neither BioChem nor its Subsidiaries with respect to their respective businesses and operations have at any time received any written notice, written notice of default, written notice of cancellation or revocation, orders, summons, or notice of judgment or commencement of proceedings of any nature related to any breach, liability or remedial action, or alleged breach, liability or remedial action, of or arising under Environmental Laws or any Environmental Permits which would have a Material Adverse Effect on BioChem. Neither BioChem nor its Subsidiaries with respect to their respective businesses and operations have at any time given any written undertakings with respect to remedying any breach of Environmental Laws or Environmental Permits or otherwise satisfying requirements under Environmental Laws or Environmental Permits which have not been duly performed in accordance with the terms of such undertakings, which breach or other requirements would have a Material Adverse Effect on BioChem.

     (ii) To the knowledge of BioChem, without inquiry to any Governmental Entity, (A) none of the properties currently or formerly owned or leased by BioChem and its Subsidiaries is identified by any Governmental Entity for investigation or clean-up pursuant to any Environmental Laws, which in each of the foregoing instances would result in a Material Adverse Effect on BioChem and (B) there have been no releases in violation of any applicable Environmental Laws of Hazardous Substances on any currently owned, leased or operated property or formerly owned, leased or operated property of BioChem or its Subsidiaries, which would result in a Material Adverse Effect on BioChem.

     (iii) Except as publicly disclosed by BioChem prior to the date of this Agreement, to the knowledge of BioChem, neither BioChem nor any of its Subsidiaries is subject to any Environmental Losses that would have a Material Adverse Effect on BioChem.

     (k) Intellectual Property.

     (i) The BioChem Disclosure Schedule contains a worldwide list of all material patents and trademarks, and applications for any of the foregoing owned, licensed or controlled by BioChem or any of its Subsidiaries.


     (ii) Except as in the aggregate would not have a Material Adverse Effect on BioChem or its Subsidiaries or except as set forth in BioChem Disclosure Schedule:

          (1) BioChem and each of its Subsidiaries owns (in each case free and clear of all Liens) or has license to use all Intellectual Property used in or necessary for the conduct of their respective businesses as currently conducted. Such Intellectual Property and the rights thereto are restricted to the Intellectual Property rights in relation to the products listed in Section 3.2(k) of BioChem Disclosure Schedule and are collectively referred to herein as the "BioChem IP Rights". Except as set forth in Section 3.2(k) of BioChem Disclosure Schedule hereto, no royalties or other payments are payable to any third party with respect to commercialization of any products presently sold or under development by BioChem or its Subsidiaries listed in Section 3.2(k) of BioChem Disclosure Schedule or licensed by BioChem or its Subsidiaries to third parties;

          (2) the execution, delivery and performance of this Agreement by BioChem or any of its Subsidiaries and the consummation by BioChem or any of its Subsidiaries of the transactions contemplated hereby will not constitute a breach by BioChem or any of its Subsidiaries of any instrument or agreement governing any BioChem IP Rights and will not (i) result in BioChem's default (subject to damages) with respect to any obligation contained therein, (ii) cause the modification of any terms of any licenses or agreements relating to any BioChem IP Rights including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (iii) cause forfeiture or termination of any BioChem IP Rights, (iv) give rise to a right of forfeiture or termination of any BioChem IP Rights or (v) impair the right of BioChem, any successor corporation to BioChem following the Effective Date or Shire to use, sell or license any BioChem IP Rights or portion thereof;

          (3) to BioChem's knowledge, neither the manufacture, marketing, license, sale or intended use of any product listed in Section 3.2(k) of BioChem Disclosure Schedule (i) violates in any respect any license or agreement between BioChem or any of its Subsidiaries and any third party or (ii) infringes any patents or other Intellectual Property rights of any other party; and, except as set forth in BioChem Disclosure Schedule hereto, there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any BioChem IP Rights, or asserting that any BioChem IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any BioChem products, conflicts or will conflict with the rights of any other party;

          (4) to BioChem's knowledge, no Person is infringing or otherwise violating the BioChem IP Rights;

          (5) BioChem has provided to Shire a true and complete copy of its current standard form of employment agreement providing for an Intellectual Property assignment undertaking; all BioChem officers and principal scientists, past or present, whether employees or independent contractors, listed in BioChem Disclosure Schedule, have executed such an agreement or one substantially similar thereto, thereby assigning to BioChem any rights such employees or contractors might have in the BioChem IP Rights; BioChem has taken all commercially reasonable steps to ensure that all other BioChem employees and independent contractors have executed such an agreement;

          (6) BioChem has taken commercially reasonable steps, in accordance with industry standards, to protect the confidentiality of its trade secrets and inventions, notably ensuring that all BioChem officers and principal scientists listed in BioChem Disclosure Schedule have executed appropriate non-disclosure agreements and making commercially reasonable efforts to ensure all other employees, consultants or third parties with access to BioChem confidential information execute such agreements; and

          (7) neither BioChem nor any of its Subsidiaries has entered into any agreement to indemnify any other person, including but not limited to any employee or consultant of BioChem or any of its Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders or agreements with trade customers arising in the ordinary course of business or indemnifications to licensees or licensors in applicable license agreements.

     (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of BioChem except Chase Securities Inc. and Merrill Lynch & Co., each of whose fees and expenses will be paid by BioChem in accordance with BioChem's agreements with such firms, copies of which have been provided to Shire.

     (m) Opinions of BioChem Financial Advisors. BioChem has received the opinion of Chase Securities Inc. and the opinion of Merrill Lynch & Co., each dated the date of this Agreement, and each to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of BioChem Common Shares, a copy of which opinions have been made available to Shire.

     (n) Taxes.

     (i) Each of BioChem and its Subsidiaries has timely filed all material Tax Returns required to have been filed (or extensions have been duly obtained) and has timely paid all Taxes required to have been paid by it and has made adequate accrual for all material taxes not yet due and payable. Each such Tax Return is complete and accurate in all material respects. Any deficiencies or assessments asserted in writing by any taxing authority against BioChem or any of its Subsidiaries have been paid or fully settled. There are no claims or assessments pending (or, to the best knowledge of BioChem, threatened) against BioChem or any of its Subsidiaries for any alleged Tax deficiency and no issue has been raised in writing by any taxing authority or representative thereof. No extension of the period for assessment or collection of any Tax of BioChem or its Subsidiaries is currently in effect and no extension of time within which to file any Tax Return has been requested, which Tax Return has not since been filed.

     (ii) No corporation, partnership or other entity owned directly or indirectly in whole or in part by BioChem is a "United States person", as defined under Section 7701(a) (30) of the Internal Revenue Code of 1986, as amended. Except as disclosed in BioChem Disclosure Schedule, neither BioChem nor any corporation, partnership or other entity owned directly or indirectly in whole or in part by BioChem is engaged in a trade or business in the United States or is subject to any U.S. federal, state or local taxes other than U.S. source withholding taxes in respect of portfolio investments.

     (o) Benefit Plans

     (i) Except as Publicly Disclosed by BioChem prior to the date of this Agreement, (A) there are no Plans, (B) there are no outstanding violations or defaults thereunder nor any actions, claims, or other proceedings pending or, to the knowledge of BioChem, threatened in writing with respect to any of the Plans, (C) the Plans are registered, filed with the appropriate Governmental Entity and have at all times been invested and administered, in accordance with Laws and regulatory policy and the terms of the Plans, (D) no event has occurred which would entitle any person to terminate any Plan or adversely affect the tax status of any Plan; (E) to the knowledge of BioChem, there have been no withdrawals of surplus or contribution holiday except as permitted by Law and the terms of the Plans and (F) no Plan is underfunded on either a going concern or a solvency basis as of the date of its most recent actuarial evaluation, where the effect of any such undisclosed Plan, violation, default, action, claim, proceeding, promise, commitment, event, withdrawal, contribution holiday, failure to comply or underfunding would have a Material Adverse Effect on BioChem.

     (ii) Except as Publicly Disclosed by BioChem prior to the date of this Agreement, none of the Plans with respect to BioChem is subject to ERISA. With respect to each ERISA Plan and any ERISA Affiliate Plan
          (A) if such ERISA Plan is intended to be qualified under Section 401(a) of the Code, such ERISA Plan has been determined by the United States Internal Revenue Service to be so qualified and each trust related to any such ERISA Plan has been determined to be exempt from federal income Tax under Section 501(a) of the Code and no circumstance has occurred or exists which might cause such plan or trust to cease being so qualified or exempt from Tax; (B) such ERISA Plan has complied in all material respects with ERISA, and all other applicable Laws; (C) no accumulated funding deficiency, as defined in
          Section 302 of ERISA and Section 412 of the Code, whether or not waived, exists with respect to such Plan or any ERISA Affiliate Plan;
          (D) with respect to each single-employer ERISA Plan and ERISA Affiliate Plan subject to Title IV of ERISA, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities" (as defined under Section 4001(a)(16) of ERISA) under such plan, determined on the basis of the actuarial assumptions in effect for such plan year, did not exceed the then current value of the assets of such plan; and (E) none of BioChem, any of its Subsidiaries or any ERISA Affiliate has incurred or expects to incur any liability to the United States Pension Benefit Guaranty Corporation with respect to any ERISA Plan or ERISA Affiliate Plan or any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan, where the effect of such event, condition, action or failure to act under (A) through (E) above would be reasonably expected to have a Material Adverse Effect on BioChem. Except as Publicly Disclosed by BioChem prior to the date of this Agreement, none of BioChem, or any of its Subsidiaries maintains or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which is subject to ERISA and which provides medical benefits to employees after termination of employment other than as required by
          Section 601 of ERISA or other applicable Law, or the cost of which is paid for by the covered employees.

     (p) Licenses. BioChem and its Subsidiaries have obtained all Licenses material, individually or in the aggregate, to the conduct of the business of BioChem and its Subsidiaries taken as a whole. All of such Licenses are in full force and effect and, to the knowledge of BioChem, will not be impaired or adversely affected by the Arrangement in a manner or to a degree that would have a Material Adverse Effect on BioChem. There is not pending or, to the knowledge of BioChem, threatened any domestic or foreign suit or proceeding with respect to the suspension, revocation, cancellation, modification or non-renewal of any of such licenses, and no event under the control of BioChem has occurred that (whether with notice or lapse of time, or both) would result in a suspension or revocation of or failure to renew any of the Licenses, the loss of which would have a Material Adverse Effect on BioChem.

     (q) Pooling of Interests. Neither BioChem nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Arrangement from being treated for financial accounting purposes as a "pooling of interests" in accordance with US GAAP and the regulations and interpretations of the SEC.

     (r) Labor

     (i) No trade union, association of employees, certified association, council of trade unions, employee bargaining agency or affiliated bargaining agent, holds bargaining rights with respect to any employees of BioChem by way of certification, interim certification, voluntary recognition, designation or successor rights, except for those locations and employees covered by the collective agreement set forth in Section 3.2(r)(i) of the BioChem Disclosure Schedule.

     (ii) To the best of BioChem's knowledge, there are no organizing activities of any trade union, council of trade unions, association of employees, certified association, employee bargaining agency or affiliated bargaining agent.

     3.3 Representations and Warranties of Shire and Exchangeco. Shire and Exchangeco represent and warrant to BioChem as follows:

     (a) Organization. Exchangeco is a corporation duly incorporated, validly existing and in good standing under the laws of Canada.

     (b) Corporate Authorization.

     (i) Exchangeco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Shire is, or will be at the Effective Date, directly or indirectly, the sole shareholder of Exchangeco and has, or will have as at the Effective Date, given all shareholder approvals necessary for Exchangeco to consummate the Arrangement and the transactions contemplated hereby. The execution, delivery and performance by Exchangeco of this Agreement and the consummation by Exchangeco of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Exchangeco. This Agreement has been duly executed and delivered by Exchangeco and constitutes the valid and binding agreement of Exchangeco, enforceable against Exchangeco in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (ii) The execution and delivery of this Agreement by Exchangeco does not or will not, as the case may be, and the consummation by Exchangeco of the Arrangement and the other transactions contemplated hereby will not conflict with, or result in any Violation of: (A) any provision of the certificate of incorporation of Exchangeco, or (B) except as in the aggregate would not have a Material Adverse Effect on Exchangeco, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Exchangeco.

     (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Exchangeco in connection with the execution and delivery of this Agreement by Exchangeco or the consummation of the Arrangement and the other transactions contemplated hereby.

     (c) No Business Activities. Exchangeco has not conducted and will not conduct any activities other than in connection with the organization of Exchangeco, the negotiation and execution of this

Agreement and the consummation of the transactions contemplated hereby. Exchangeco has no Subsidiaries.


                                   ARTICLE IV
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 Covenants of Shire. During the period from the date of this Agreement and continuing until the Effective Date, Shire agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the Shire Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that BioChem shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

     (a) Ordinary Course.

     (i) Shire and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Date; provided, however, that no action by Shire or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section
          4.1 shall be deemed a breach of this Section 4.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

     (ii) Other than in connection with acquisitions permitted by Section 4.1(e), Shire shall not, and shall not permit any of its Subsidiaries to, enter into (A) any new material line of business or (B) any material commitment or transaction (including any borrowing, capital expenditure or purchase, sale or lease of assets) other than as specified in the Shire Disclosure Schedule or in the ordinary course of business consistent with past practice and which, together with all such agreements, commitments and transactions entered into since January 1, 2000, does not require expenditures by Shire in excess of fifty million dollars ($50,000,000) provided that if the required expenditures exceed thirty-five million dollars ($35,000,000), Shire shall, before completing such expenditures, verbally advise BioChem.

     (b) Dividends; Changes in Share Capital. Shire shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its share capital, except for dividends (A) paid in the ordinary course of business consistent with past practice or (B) by wholly owned Subsidiaries of Shire, (ii) split, combine or reclassify any of its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its share capital, except for any such transaction by a wholly owned Subsidiary of Shire which remains a wholly owned Subsidiary after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any of its shares or any securities convertible into or exercisable for any of its shares except for the purchase from time to time by Shire of Shire Ordinary Shares in the ordinary course of business consistent with past practice in connection with the Shire Benefit Plans.

     (c) Issuance of Securities. Shire shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its share capital of any class or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Shire Ordinary Shares upon the exercise of Shire Share Options or in connection with other shares-based benefit plans outstanding on the date hereof, in each case in accordance with their present terms or pursuant to Shire Share Options or other shares based awards granted pursuant to clause (ii) below, (ii) the granting of Shire Share Options or other shares-based awards to acquire Shire Ordinary Shares granted under shares based benefit plans outstanding on the date hereof in the ordinary course of business consistent with past practice, (iii) issuances by a wholly owned Subsidiary of Shire of shares to such Subsidiary's parent or another wholly owned Subsidiary of Shire, or (iv) pursuant to the arrangements set forth in Section 4.1(c) of the Shire Disclosure Schedule.

     (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or with applicable law, Shire and Exchangeco shall not amend or propose to so amend their respective certificates of incorporation, bylaws or other governing documents.

     (e) No Acquisitions. Other than acquisitions disclosed on the Shire Disclosure Schedule, Shire shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of Shire and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor); provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries of Shire or

(ii) the creation of new Subsidiaries of Shire organized to conduct or continue activities otherwise permitted by this Agreement.

     (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Shire, (ii) dispositions referred to in Shire SEC Reports filed prior to the date of this Agreement or
(iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the Shire Disclosure Schedule, Shire shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Shire but excluding inventory in the ordinary course of business), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) therefor exceeds twenty-five million dollars ($25,000,0000) in the aggregate for all such dispositions, provided that if such dispositions exceed fifteen million dollars ($15,000,000), Shire shall, before completing such dispositions, verbally advise BioChem.

     (g) Investments; Indebtedness. Shire shall not, and shall not permit any of its Subsidiaries to, other than in connection with actions permitted by Section 4.1(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by Shire or a Subsidiary of Shire to or in Shire or any Subsidiary of Shire, (y) pursuant to any contract or other legal obligation of Shire or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of fifty million dollars ($50,000,0000) (provided that none of such transactions referred to in this clause (z) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Arrangement under Regulatory Laws and provided that if the amount of such loans, advances, capital contributions or investments exceed thirty-five million dollars ($35,000,000), Shire shall, before completing such loans, advances, capital contributions or investments, verbally advise BioChem) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement.

     (h) Compensation. Other than as contemplated by Section Employee Benefits Matters or by Section 4.1(c) or 4.1(h) of the Shire Disclosure Schedule, Shire shall not materially increase the amount of compensation of any director, officer or other management employee except in the ordinary course of business consistent with past practice or as required by an existing agreement, make any material increase in or commitment to materially increase any employee benefits, issue a material amount of additional Shire Share Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Shire Benefit Plan.

     (i) Accounting Methods; Tax Elections. Except as disclosed in Shire SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Shire shall not change its methods of accounting for financial or tax purposes in effect at December 31, 1999, except as required by changes in GAAP as concurred with by Shire's independent public accountants. Shire shall not change its fiscal year.

     (j) Certain Agreements. Shire shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict Shire or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that could, after the Effective Date, limit or restrict Shire or any of its affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would have a Material Adverse Effect on Shire after giving effect to the Arrangement.

     (k) Canadian Tax Treatment. Neither Shire nor Exchangeco shall take any action which could reasonably be expected to prevent the exchange by Canadian resident holders of BioChem Common Shares for Exchangeable Shares from being treated as a tax deferred transaction for purposes of the ITA to holders who are otherwise eligible for such treatment.

     (l) No Related Actions. Shire will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     (m) Pooling of Interests. Shire shall use all reasonable efforts to cause the Arrangement to be accounted for as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion 16 and applicable SEC rules, regulations and policies and shall take no action that would cause such accounting treatment not to be obtained.

     4.2 Covenants of BioChem. During the period from the date of this Agreement and continuing until the Effective Date, BioChem agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the BioChem Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Shire shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

     (a) Ordinary Course.

     (i) BioChem and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Date; provided, however, that no action by BioChem or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.2 shall be deemed a breach of this Section 4.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

     (ii) Other than in connection with acquisitions permitted by Section 4.2(e), BioChem shall not, and shall not permit any of its Subsidiaries to enter into (A) any new material line of business or
          (B) any material commitment or transaction (including any borrowing, capital expenditure or purchase, sale or lease of assets) other than in the ordinary course of business consistent with past practice and which, together with all such agreements, commitments and transactions since the date of this Agreement, does not require expenditures by BioChem in excess of fifty million dollars ($50,000,000) provided that if the required expenditures exceed thirty-five million dollars ($35,000,000), BioChem shall, before completing such expenditures, verbally advise Shire; notwithstanding the foregoing, BioChem shall not enter into any agreement or arrangement to license a material product if the total consideration exceeds five million dollars ($5,000,000) without the prior consent of Shire, which consent shall not be unreasonably withheld.

     (b) Dividends; Changes in Share Capital. BioChem shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its share capital, except for dividends by wholly owned Subsidiaries of BioChem, (ii) split, combine or reclassify any of its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its share capital, except for any such transaction by a wholly owned Subsidiary of BioChem which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any of its share capital or any securities convertible into or exercisable for any of its share capital.

     (c) Issuance of Securities. BioChem shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its share capital of any class, any BioChem Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or BioChem Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of BioChem Common Shares upon the exercise of BioChem Shares Options or Investissement Quebec Options or in connection with other shares-based benefits plans outstanding on the date hereof, in each case in accordance with their present terms or pursuant to BioChem Shares Options or Investissement Quebec Options or other shares based awards granted pursuant to clause (iii) below, (ii) issuances by a wholly owned Subsidiary of BioChem of share capital to such Subsidiary's parent or another wholly owned subsidiary of BioChem, (iii) the granting of BioChem Shares Options or other shares based awards to acquire BioChem Common Shares granted under shares based benefit plans outstanding on the date hereof in the ordinary course of business consistent with past practice that would not result in the issuance of more than 100,000 BioChem Common Shares provided that such grant of BioChem Share Options or other shares based award is done in connection with the hiring of new employees by BioChem and provided however that BioChem shall consult with Shire prior to granting any BioChem Share Options and shall not proceed with such grant if advised by Shire that such grant would result in a reverse take-over bid of Shire or would affect the pooling of interest accounting treatment of the transaction contemplated herein, or (iii) pursuant to the arrangements set forth in Section 4.2(c) of the BioChem Disclosure Schedule.

     (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, BioChem shall not amend or propose to so amend its articles of amalgamation, bylaws or other governing documents.

     (e) No Acquisitions. Other than acquisitions disclosed on the BioChem Disclosure Schedule, BioChem shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of BioChem and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially of the assets of the transferor); provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries of BioChem or (ii) the creation of new Subsidiaries of BioChem organized to conduct or continue activities otherwise permitted by this Agreement.

     (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing subsidiaries of BioChem, (ii) dispositions Publicly Disclosed by BioChem prior to the date of this Agreement, (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or (iv) the transactions disclosed in the BioChem Disclosure Schedule, BioChem shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of BioChem but excluding inventory in the ordinary course of business), the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) therefor exceeds twenty five million dollars ($25,000,000) in the aggregate for all such dispositions, provided that if such dispositions exceed the amount of fifteen million dollars ($15,000,000), Biochem shall, before completing such dispositions, verbally advise Shire.

     (g) Investments; Indebtedness. BioChem shall not, and shall not permit any of its Subsidiaries to, other than in connection with actions permitted by
Section 4.2(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) by BioChem or a Subsidiary of BioChem to or in BioChem or any Subsidiary of BioChem, (B) pursuant to any contract or other legal obligation of BioChem or any of its Subsidiaries existing at the date of this Agreement or (C) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of fifty million dollars ($50,000,000) (provided that none of such transactions referred to in this sub-clause (C) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Arrangement under Regulatory Laws and provided that if the amount of such loans, advances, capital contributions or investments exceed thirty five million dollars ($35,000,000), BioChem shall, before completing such loans, advances, capital contributions or investments, verbally advise Shire) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement; notwithstanding the foregoing, BioChem shall make no additional investments in or advances to GeneChem LP without first consulting with Shire. Nothing in this paragraph shall be interpreted as preventing BioChem, any of its Affiliates or any of its Subsidiaries from complying with its contractual obligations.

     (h) Compensation. Other than as contemplated by the BioChem Disclosure Schedule, BioChem shall not materially increase the amount of compensation of any director, officer or other management employee except in the ordinary course of business consistent with past practice or as required by an existing agreement, make any material increase in or commitment to materially increase any employee benefits, issue a material amount of additional BioChem Shares Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any BioChem Benefit Plan.

     (i) Accounting Methods; Income Tax Elections. Except as Publicly Disclosed by BioChem prior to the date of this Agreement, or as required by a Governmental Entity, BioChem shall not change its methods of accounting for financial or tax purposes in effect at December 31, 1999, except as required by changes in GAAP as concurred with by BioChem's independent public accountants. BioChem shall not
(i) change its fiscal year or (ii) make, modify or revoke any material tax election, other than in the ordinary course of business consistent with past practice.

     (j) Certain Agreements. BioChem shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict BioChem or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Date, limit or restrict Shire or any of its affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would have a Material Adverse Effect on Shire, after giving effect to the Arrangement.

     (k) Canadian Tax Treatment. Neither BioChem nor any of its Subsidiaries shall take any action which could reasonably be expected to prevent the exchange by Canadian resident holders of BioChem Common Shares for Exchangeable Shares from being treated as a tax deferred transaction for purposes of the ITA to holders who are otherwise eligible for such treatment.

     (l) No Related Actions. BioChem will not, and will not permit any of its Subsidiaries to, agree or commit to any of the foregoing.

     (m) Pooling of Interests. BioChem shall use all reasonable efforts to cause the Arrangement to be accounted for as a "pooling of interests" in accordance with US GAAP, Accounting Principles Board Opinion 16 and applicable SEC rules, regulations and policies and shall take no action that would cause such accounting treatment not to be obtained.

     4.3 Governmental Filings. Each party shall (a) confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. BioChem and Shire shall file all reports required to be filed by each of them with the OSC, the QSC, all other Canadian securities authorities, the TSE, NASDAQ, LSE and the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Date and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed.

     4.4 Control of Other Party's Business. Nothing contained in this Agreement shall give BioChem, directly or indirectly, the right to control or direct Shire's operations prior to the Effective Date. Nothing contained in this Agreement shall give Shire, directly or indirectly, the right to control or direct BioChem's operations prior to the Effective Date. Prior to the Effective Date, each of BioChem and Shire shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

     5.1 Preparation of Proxy Statement, Form S-3, Circular, Listing Particulars and Class 1 Circular.

     (a) As promptly as reasonably practicable following the date hereof, Shire shall prepare and file with the SEC proxy materials which shall constitute the Proxy Statement (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement"). The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Shire will provide BioChem with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide BioChem with a copy of all such filings made with the SEC. Except as otherwise provided for herein, no material amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made by Shire without the approval of BioChem, which approval shall not be unreasonably withheld or delayed. Shire shall cause the Proxy Statement to be mailed to the Shire shareholders as soon as reasonably practicable after the date hereof. Shire shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Arrangement. Shire will advise BioChem, promptly after it receives notice thereof, of any request by the SEC for material amendment to the Proxy Statement. If at any time prior to the Effective Date any information relating to Shire or BioChem, or any of their respective affiliates, officers or directors, should be discovered by Shire or BioChem which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Shire.

     (b) Shire shall prepare and file a registration statement on Form S-3, or other available form under the rules of the SEC, with respect to the Shire Ordinary Shares issuable upon exercise of the Exchangeable Shares (the "Form S-3"); provided that Shire may seek a "no action letter" determination from the Staff of the SEC that no such registration statement is required based on
Section 3 (a) (9) or 3 (a) (10) of the Securities Act and if such determination is obtained, before or after the Effective Date, Shire shall have no further obligation under this Section Preparation of Proxy Statement, Form S-3, CircularError! Not a valid bookmark self-reference.. Shire shall use its best efforts to have the Form S-3 declared effective by the SEC prior to the Effective Date and shall keep the Form S-3 effective while the Exchangeable Shares remain outstanding. Shire shall cause the prospectus included in the Form S-3 to be mailed to the holders of Exchangeable Shares as promptly as reasonably practicable after the Form S-3 is declared effective under the Securities Act and the Effective Date.

     (c) As promptly as reasonably practicable following the date hereof, BioChem shall prepare and file with the OSC, the QSC and the other Canadian provincial securities authorities, the Circular. The Circular shall comply as to form in all material respects with the applicable provisions of the Canadian Securities Laws and the rules and regulations thereunder. Except as otherwise provided for herein, no material amendment or supplement (including by incorporation by reference) to the Circular shall be made by BioChem without the approval of Shire, which approval shall not be unreasonably withheld or delayed. BioChem will advise Shire, promptly after it receives notice thereof, of any request by the OSC, the QSC or any other Canadian provincial securities authority for material amendment of the Circular. If at any time prior to the Effective Date any information relating to Shire or BioChem, or any of their respective affiliates, officers or directors, should be discovered by Shire or BioChem which should be set forth in an amendment or supplement to the Circular so that the Circular would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the OSC, the QSC or the other Canadian provincial securities authorities and disseminated to the shareholders of BioChem.

     (d) As promptly as reasonably practicable following the date hereof, Shire shall prepare and, subject to the approval of the UK Listing Authority and the LSE, issue the Listing Particulars and the Class 1 Circular. The Listing Particulars and the Class 1 Circular shall comply as to form in all material respects with the applicable provisions of the Financial Services Act 1986, the rules and regulations thereunder, the Listing Rules and the Rules of the LSE. Shire will provide BioChem with a reasonable opportunity to review and comment on the Listing Particulars and the Class 1 Circular prior to their issue, and will provide BioChem with a copy of the Listing Particulars and the Class 1 Circular when they are issued. Shire shall cause the Listing Particulars and the Class 1 Circular to be mailed to the Shire shareholders and the BioChem shareholders as promptly as reasonably practicable after the Listing Particulars and the Class 1 Circular are approved by the UK Listing Authority and the

LSE. Shire will advise BioChem as promptly as reasonably practicable after it becomes aware that it may be required to issue supplementary listing particulars pursuant to the Financial Services Act 1986. If at any time prior to the Effective Date any information relating to Shire or BioChem, or any of their respective affiliates, officers or directors, should be discovered by Shire or BioChem which should be, or should have been, set forth in the Listing Particulars and/or the Class 1 Circular so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or Shire or BioChem should become aware of a significant change affecting any matter contained in the Listing Particulars or the Class 1 Circular whose inclusion was required by Section 146 of the Financial Services Act 1986 or by the Listing Rules, or of a significant new matter the inclusion of information in respect of which would have been so required if it had arisen when the Listing Particulars or the Class 1 Circular were prepared, the party which discovers such information or, as the case may be, becomes aware of any such significant change or significant new matter, shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, supplementary listing particulars shall promptly be issued and disseminated to the shareholders of Shire and the shareholders of BioChem.

     (e) BioChem shall duly take (subject to the accuracy of the provisions of Section 3.1(e) and Section 3.2(e) (provided that BioChem shall have used reasonable best efforts to ensure that such representation is true and correct)), all lawful action to call as promptly as practicable, give notice of, convene and hold a meeting of its shareholders on a date determined by BioChem (the "BioChem Shareholders Meeting") for the purpose of obtaining the Required BioChem Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the adoption of this Agreement by the Required BioChem Vote; and the Board of Directors of BioChem shall recommend adoption of this Agreement by the shareholders of BioChem to the effect as set forth in Section 3.2(f) (the "BioChem Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Shire such recommendation or take any action or make any statement in connection with the BioChem Shareholders Meeting inconsistent with such recommendation (collectively, a "Change in the BioChem Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the BioChem Recommendation) of factual information regarding the business, financial condition or results of operations of Shire or BioChem or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of BioChem does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Shire its recommendation) in the Circular, to the extent such information, facts, identity or terms is required to be disclosed therein under applicable law, rule or regulation; and, provided further, that the Board of Directors of BioChem may make a Change in the BioChem Recommendation pursuant to Section BioChem Acquisition Proposals hereof.

     (f) Shire shall duly take (subject to the accuracy of the provisions of Section 3.2(e) and Section 3.1(e)) (provided that Shire shall have used reasonable best efforts to ensure that such representation is true and correct) all lawful action to call as promptly as reasonably practicable, give notice of, convene and hold a meeting of its shareholders on a date determined in accordance with the mutual agreement of Shire and BioChem (the "Shire Shareholders Meeting") for the purpose of obtaining the Shire Shareholders Approval; and the Board of Directors of Shire shall recommend approval of the transactions contemplated under this Agreement and the Arrangement by the shareholders of Shire to the effect as set forth in Section 3.1(f) (the "Shire Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to BioChem such recommendation or take any action or make any statement in connection with the Shire Shareholders Meeting inconsistent with such recommendation (a "Change in the Shire Recommendation"). Notwithstanding anything in this Agreement, the Board of Directors of Shire may make a Change in the Shire Recommendation in the circumstances contemplated in Section Shire Acquisition Proposals hereof and in any other circumstances provided the Board of Directors of Shire concludes in good faith (after receiving a written opinion from outside counsel independent from Shire, a copy of which shall be provided to BioChem) taking into account, among other things, all legal, financial, regulatory and other aspects of the circumstances as well as the binding nature of the commitments, undertakings and covenants of Shire under this Agreement, that the Board of Directors of Shire is required under such Laws to make a Change in the Shire Recommendation in order to discharge its fiduciary duties. The parties understand and agree that a variation of the market price of the Shire ADSs or the Shire Ordinary Shares absent any material change in BioChem shall not constitute a circumstance whereby the Board of Directors of Shire may effect a Change in the Shire Recommendation.

     (g) For purposes of this Agreement, a Change in the BioChem Recommendation shall be deemed to include, without limitation, a recommendation by the BioChem Board of Directors of a third party Acquisition Proposal with respect to BioChem.

     (h) For purposes of this Agreement, a Change in the Shire Recommendation shall be deemed to include, without limitation, a recommendation of the Shire Board of Directors of a third party Shire Acquisition Proposal with respect to Shire.

     (i) BioChem shall inform Shire immediately of any new information in respect of Civil Action No1=96-CV-1868 GET (the "Civil Action") regarding United States patent 5,539,116 to the extent permitted by Law. In the event that BioChem is subject to an adverse ruling by the Federal Court of Justice in connection with the Civil Action, BioChem agrees to make the appropriate application in respect of the Civil Action to permit Shire to have access to all confidential information in respect of such Civil Action unless BioChem determines, acting reasonably, that such an application would likely have a material adverse effect on its position in the context of the Civil Action.

     5.2 Shire Board of Directors. At or prior to the Effective Date, Shire will use its reasonable efforts to reconstitute the Board of Directors of Shire and the committees thereof as of the Effective Date in order that the BioChem's nominees on the Board of Directors of Shire constitute 30% of the directors of Shire.

     5.3 Access to Information. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Date, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of U.S. federal or state securities laws or Canadian Securities Laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request (including consultation on a regular basis with respect to litigation matters); provided, however, that either party may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. The parties will hold any such information obtained pursuant to this Section 5.3 in confidence in accordance with, and shall otherwise be subject to, the provisions of the Confidentiality Agreements dated October 3 and October 9, 2000, between BioChem and Shire (the "Confidentiality Agreements"), as if such Confidentiality Agreement were in full force and effect. Any investigation by Shire or BioChem shall not affect the representations and warranties of BioChem or Shire, as the case may be.

     5.4 Reasonable Best Efforts.

     (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Arrangement and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Arrangement or any of the other transactions contemplated by this Agreement, (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, securities and tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act, the CA, the ICA and any other Regulatory Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, the CA, the ICA and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and the CA as soon as practicable, and (iii) preparing and filing on a promptly as practicable basis all documentation to effect all necessary applications notices, filings and to obtain all waivers and consents necessary or advisable to be obtained from the QSC, OSC, the other Canadian provincial securities authorities and the TSE, the NASDAQ and the LSE.

     (b) Each of Shire and BioChem shall, in connection with the efforts referenced in Section 5.4(a) to obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, the CA, the ICA or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC"), the Competition Bureau under the CA (the "Competition Bureau"), the Minister responsible for the ICA (the "ICA Authority") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC, the Competition Bureau, the ICA Authority, or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC, the Competition Bureau, the ICA Authority, or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the CA, the ICA and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

     (c) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Shire and BioChem shall cooperate in all respects with each other and use its respective reasonable best efforts in order to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

     (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Shire and BioChem shall use its reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

     (e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party's right to terminate this Agreement pursuant to Article VII.

     5.5 BioChem Acquisition Proposals.

     (a) Without limitation on any of BioChem's other obligations under this Agreement (including under Article IV hereof), BioChem agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation shares of Subsidiaries) of BioChem and its Subsidiaries, taken as a whole, having an aggregate value equal to 50% or more of the market capitalization of BioChem, or any purchase or sale of, or tender or exchange offer for, 50% or more of the equity securities of BioChem (any such proposal or offer (other than a proposal or offer made by Shire or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"). BioChem further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal.

     (b) Notwithstanding anything in this Agreement to the contrary, BioChem and its Board of Directors shall be permitted to (A) effect a Change in the BioChem Recommendation or (B) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, (i) (x) in the case of clause (A) above, BioChem has received an unsolicited bona fide written Acquisition Proposal from a third party and BioChem's Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal and (y) in the case of clause (B) above, BioChem's Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal could result in a Superior Proposal, (ii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, BioChem's Board of Directors receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement and (iii) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, BioChem notifies Shire promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of BioChem's representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. BioChem agrees that it will promptly keep Shire informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. BioChem agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. BioChem agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.5. Nothing in this Section 5.5 shall (x) permit Shire or BioChem to terminate this Agreement (except as specifically provided in Article VII hereof) (y) affect any other obligation of BioChem under this Agreement. Subject to this Section 5.5(b), BioChem shall not submit to the vote of its shareholders any Acquisition Proposal other than the Arrangement.

     5.6 Shire Acquisition Proposals

     (a) Without limitation on any of Shire's other obligations under this Agreement (including under Article IV hereof), Shire agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, having an aggregate value equal to 50% or more of the market capitalization of Shire, or any purchase or sale of, or tender or exchange offer for 50% or more of the equity securities of Shire (any such proposal or offer being hereinafter referred to as an "Shire Acquisition Proposal"). Shire further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to a Shire Acquisition Proposal, or engage in any negotiations concerning a Shire Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement a Shire Acquisition Proposal or accept a Shire Acquisition Proposal.

     (b) Notwithstanding anything in this Agreement to the contrary, Shire and its Board of Directors shall be permitted to (A) effect a Change in the Shire Recommendation or (B) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Shire Acquisition Proposal by any such Person, if and only to the extent that,
(i) (x) in the case of clause (A) above, Shire has received an unsolicited bona fide written Shire Acquisition Proposal from a third party and Shire's Board of Directors concludes in good faith that such Shire Acquisition Proposal constitutes a Shire

Superior Proposal and, after receiving a written opinion from outside counsel independent from Shire (a copy of which shall be provided to BioChem), that the Board of Directors of Shire is required, pursuant to the applicable Laws, to effect a Change in the Shire Recommendation in order to discharge its fiduciary duties under such Laws, (y) in the case of clause (B) above, Shire's Board of Directors concludes in good faith that there is a reasonable likelihood that such Shire Acquisition Proposal could result in a Shire Superior Proposal and that there is a reasonable likelihood that the Board of Directors of Shire be required under applicable laws to effect a Change in the Shire Recommendation in order to discharge properly its fiduciary duties, (ii) prior to providing any information or data to any Person in connection with a Shire Acquisition Proposal by any such Person, Shire's Board of Directors receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement and (iii) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Shire notifies BioChem promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of Shire's representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. Shire agrees that it will promptly keep Shire informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Shire agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Shire Acquisition Proposal. Shire agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section Shire Acquisition Proposals. Nothing in this Section Shire Acquisition Proposals shall (x) permit Shire or BioChem to terminate this Agreement (except as specifically provided in Article VII hereof) (y) affect any other obligation of Shire under this Agreement. Subject to this Section Error! Not a valid bookmark self-reference., Shire shall not submit to the vote of its shareholders any Shire Acquisition Proposal.

     5.7 Employee Benefits Matters

     Following the Effective Date, Shire shall honor all BioChem Benefit Plans and related funding arrangements in accordance with their respective terms. For at least one year after the Effective Date, Shire shall provide compensation and employee benefits under Benefit Plans to the employees and former employees of BioChem and its Subsidiaries that are, in the aggregate, no less favorable in any material respects than those provided to such persons pursuant to the Benefit Plans in effect on the date hereof. Nothing herein shall require Shire to continue any particular Benefit Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence); provided, however, that Shire shall not take any action (by way of amendment, termination or otherwise) which is in violation of the terms of any Benefit Plan or applicable law.

     5.8 Fees and Expenses

     Whether or not the Arrangement is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) Expenses incurred by BioChem shall be paid as soon as practicable by Shire in the event that BioChem terminates this Agreement pursuant to Section 7.1(j) and (b) Expenses incurred by Shire shall be paid as soon as practicable by BioChem in the event that Shire terminates this Agreement pursuant to Section 7.1(i). As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement, Listing Particulars and Class 1 Circular and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

     5.9 Directors' and Officers' Indemnification and Insurance. From and after the Effective Date, Shire shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of BioChem and its Subsidiaries (in all of their capacities) (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by BioChem pursuant to BioChem's bylaws and articles and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of BioChem and its Subsidiaries and (b) without limitation to clause (a), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Date (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in BioChem's or any successor's bylaws and articles for a period of six years after the Effective Date, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the bylaws and articles of BioChem and (iii) cause to be maintained for a period of six years after the Effective Date the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by BioChem (provided that Shire (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Date; provided, however, that in no event shall Shire be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by BioChem for such insurance. The obligations of the Shire under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitees to whom this
Section 5.8 applies without the consent of such affected indemnitees (it being expressly agreed that the indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

     5.10 Public Announcements. Shire and BioChem shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, or (in the case of Shire) as may be required by the UK Listing Authority and the Panel on Takeovers and Mergers, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement, the Listing Particulars and the Class 1 Circular and the Circular in accordance with the provisions of
Section 5.1, neither Shire nor BioChem shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     5.11 Listing of Shire Shares. Shire shall use its reasonable efforts to cause the Shire Ordinary Shares to be issued in the Arrangement to be admitted to the Official List of the UK Listing Authority and to trading on the LSE and to cause the Exchangeable Shares to be approved for listing on the TSE, subject to official notice of issuance, and to the extent necessary, to cause the Shire ADSs to be approved for listing on NASDAQ prior to the Closing Date.

     5.12 Affiliates. Not less than 45 days prior to the Effective Date, BioChem shall deliver to Shire a letter identifying all persons who, in the judgment of BioChem, may be deemed at the time this Agreement is submitted for adoption by the shareholders of BioChem, "affiliates" of BioChem for purposes of Rule 145 under the Securities Act ("Affiliates"), and such letter shall be updated as necessary to reflect changes from the date thereof. BioChem shall use reasonable best efforts to cause each person identified on such list to deliver to Shire not less than 30 days prior to the Effective Date, a written agreement substantially in the form attached as Exhibit 5.11 hereto (an "Affiliate Agreement").


                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Arrangement. The respective obligations of BioChem, Shire and Exchangeco to effect the Arrangement are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) BioChem Shareholders Approval. BioChem shall have obtained the approval of its shareholders in connection with the adoption of this Agreement by the shareholders of BioChem.

     (b) Shire Shareholders Approval. Shire shall have obtained the Required Shire Vote in connection with the adoption of this Agreement by the shareholders of Shire.

     (c) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Arrangement illegal or otherwise prohibiting consummation of the Arrangement

     (d) HSR Act, the CA and the ICA. The waiting periods (and any extensions thereof) applicable to the Arrangement under the HSR Act and the CA shall have been terminated or shall have expired or the Commissioner of Competition shall have issued an advance ruling certificate and/or a "no action" letter under the CA in relation to the Arrangement and the ICA Authority shall have concluded that the Arrangement is of "net benefit to Canada" for purposes of the ICA.

     (e) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act, the CA and the ICA, all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Shire or BioChem or any of their respective Subsidiaries to consummate the Arrangement and the other transactions contemplated hereby, the failure of which to be obtained or taken, individually or in the aggregate, would have a Material Adverse Effect on Shire and its Subsidiaries or BioChem and its Subsidiaries, taken together after giving effect to the Arrangement, shall have been obtained; provided however, that the provisions of this Section 6.1(e) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.4 shall have been the cause of, or shall have resulted in, the failure to obtain such consent or approval.

     (f) Listing. The Shire Ordinary Shares to be issued in the Arrangement and such other Shire Ordinary Shares to be reserved for issuance in connection with the Arrangement shall have been admitted to the Official List of the UK Listing Authority and to trading on the LSE, the Shire ADSs to be issued in the Arrangement and such other Shire ADSs to be reserved for issuance in connection with the Arrangement shall have been approved for listing on NASDAQ (to the extent necessary) and the Exchangeable Shares shall have been approved for listing on the TSE, subject to official notice of issuance. The parties acknowledge that the Shire Ordinary Shares to be issued under the Plan of Arrangement will not be admitted to the Official List of the UK Listing Authority or to trading on the LSE unless and until this Agreement is unconditional in all respects save in respect of such admission, including the filing of the certificate of arrangement having taken place as provided for in section 1.2. The parties therefore agree that once the Shire Ordinary Shares to be issued under the Arrangement have been allotted subject only to such admission, they shall use their respective best efforts to ensure that filing of the certificate of Arrangement takes place immediately before 3:00 a.m. (New York time) on the Closing Date, and that the Shire Ordinary Shares to be issued pursuant to this Agreement are admitted to the Official List of the UK Listing Authority and to trading on the LSE at 8:00 a.m. (London time) on the Closing Date.

     (g) Effectiveness of the Form S-3. The Form S-3 shall have been declared effective by the SEC under the Securities Act or an appropriate "no action letter" shall have been obtained from the Staff of the SEC based on Section 3
(a) 9 or 3(a) (10) of the Securities Act. No stop order suspending the effectiveness of the Form S-3 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (h) Compliance with ss.3(a)(10) of the Securities Act. All applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied with respect to the issuance of Shire Shares pursuant to the Arrangement.

     (i) Canadian Securities Laws. Exemption orders from the QSC, OSC and other Canadian provincial securities authorities from the registration and prospectus requirements with respect to the Exchangeable Share structure shall have been granted.

     6.2 Additional Conditions to Obligations of Shire and Exchangeco. The obligations of Shire and Exchangeco to effect the Arrangement are subject to the satisfaction of, or waiver by Shire, on or prior to the Closing Date of the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of BioChem set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of BioChem set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date); and Shire shall have received a certificate of the chief executive officer and the chief financial officer of BioChem to such effect.

     (b) Performance of Obligations of BioChem. BioChem shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Shire shall have received a certificate of the chief executive officer and the chief financial officer of BioChem to such effect.

     (c) Rights Plan. BioChem's Board of Directors shall have waived the application of the Rights Plan to the transactions contemplated hereby.

     (d) Exercise of Dissent Rights. Holders of not more than 5% of the BioChem Common Shares issued and outstanding immediately prior to the Effective Date shall have exercised their Dissent Rights (and not withdrawn such exercise) in connection with the Arrangement.

     (e) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any change, effect, event or circumstance that, in combination with any other changes, effects, events or circumstances, has resulted in or would reasonably be expected to result in a Material Adverse Effect with respect to BioChem, provided that, on the basis of all facts and information disclosed by BioChem to Shire as at the date hereof, the outcome of the proceedings instituted by Emory University in the United States shall not, for the purpose of this Agreement, be considered to have a Material Adverse Effect on BioChem.

     (f) Pooling Letters. There shall have been delivered to Shire (i) a pooling letter from its independent auditors, dated as of the Closing Date and addressed to Shire, reasonably satisfactory in form and substance to Shire, setting forth the concurrence of Shire's independent auditors with the conclusion of Shire's management that it will be appropriate to account for the Arrangement as a "pooling of interests" under US GAAP, Accounting Principles Board Opinion No. 16 and all rules, regulations and policies of the SEC, if the Arrangement is consummated in accordance with this Agreement (ii) a poolability letter from BioChem's independent auditors, dated as of the Closing Date and reasonably satisfactory in form and substance to Shire, setting forth the concurrence of BioChem's independent auditors with the conclusion of BioChem's management that it will be appropriate to account for the Arrangement as a "pooling of interest" under US GAAP. Accounting Principles Board Opinion No. 16 and all rules, regulations and policies of the SEC, if the Arrangement is consummated in accordance with this Agreement.

     6.3 Additional Conditions to Obligations of BioChem. The obligations of BioChem to effect the Arrangement are subject to the satisfaction of Shire and Exchangeco, or waiver by BioChem, on or prior to the Closing Date of the following additional conditions:

     (a) Representations and Warranties. Each of the representations and warranties of each of Shire and Exchangeco set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of each of Shire and Exchangeco set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date) and BioChem shall have received a certificate of the chief executive officer and the chief financial officer of each of Shire and Exchangeco to such effect.

     (b) Performance of Obligations of Shire . Shire shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and BioChem shall have received a certificate of the chief executive officer and the chief financial officer of Shire to such effect.


                                   ARTICLE VII
                                   TERMINATION

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Arrangement by the shareholders of BioChem:

     (a) By mutual written consent of Shire and BioChem;

     (b) By either BioChem or Shire, if the Effective Date shall not have occurred on or before May 31, 2001 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 5.4) has been the cause of, or resulted in, the failure of the Effective Date to occur on or before the Termination Date;

     (c) By either BioChem or Shire, if any Governmental Entity (i) shall have issued a final and non-appealable order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action such party shall have used its reasonable best efforts to obtain, in accordance with Section 5.4), in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in subsections 6.1(c), (d) and (e), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.4 has been the cause of such action or inaction;

     (d) By Shire, if the Required BioChem Vote shall not have been obtained at the BioChem Shareholders Meeting or any adjournment thereto;

     (e) By BioChem, if the Required Shire Vote shall not have been obtained at the Shire Shareholders Meeting or any adjournment thereto;

     (f) By Shire, if BioChem shall have failed to make the BioChem Recommendation or if BioChem shall have effected a Change in the BioChem Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof;

     (g) By BioChem, if Shire shall have failed to make the Shire Recommendation or Shire shall have effected a Change in the Shire Recommendation (or resolved to take any such action);

     (h) By BioChem, if at any time prior to the BioChem Shareholders Meeting BioChem shall have failed to make the BioChem Recommendation or effected a change in the BioChem Recommendation so long as (i) the BioChem Board of Directors, after consultation with its legal counsel and financial advisor, determines that an Acquisition Proposal is a Superior Proposal and, after consultation with and based upon advice of legal counsel, determines in good faith that such action is necessary for the BioChem Board of Directors to comply with its fiduciary duties to shareholders under applicable law, (ii) BioChem pays to Shire all amounts due under Section Effect of Termination, and (iii) BioChem provides to Shire at least five Business Days prior to such termination written notice of its intention to terminate this Agreement and the material terms and conditions of the Acquisition Proposal.

     (i) By Shire, if there shall be a breach by BioChem of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in paragraph 6.2(a) or 6.2(b) and cannot be or is not cured within 20 Business Days of such breach; or

     (j) By BioChem, if there shall be a breach by Shire or Exchangeco of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in paragraph 6.3(a) or 6.3(b) and cannot be or is not cured within 20 Business Days of such breach.

     7.2 Effect of Termination.

     (a) In the event of termination of this Agreement by either BioChem or Shire as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Shire or BioChem or their respective officers or directors except as provided in Section 3.1(l), Section Brokers or Finders, the second sentence of Section 5.3, Section Fees and Expenses, this Section 7.2 and Article VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither Shire nor BioChem shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

     (b) If (A) (I) Shire shall terminate this Agreement pursuant to Section 7.1(d), and (II) at any time after the date of this Agreement and at or before the date of the BioChem Shareholders Meeting a Superior Proposal with respect to BioChem shall have been publicly announced or otherwise communicated to the BioChem Board of Directors, and (III) BioChem consummates the transaction set forth in such Superior Proposal within one year of the Termination Date provided that if the applicable regulatory approvals have not been obtained prior to the expiry of the one-year period, such period shall be deemed extended to eighteen months from the Termination Date; or (B) Shire shall terminate this Agreement pursuant to Section 7.1(f); or (C) BioChem shall terminate this Agreement pursuant to Section 7.1(h); then BioChem shall pay to Shire (in the case of Clause (A) not later than two days following the consummation of the transaction set forth in such Superior Proposal, in the case of clause (B) not later than two Business Days after the Termination Date, and in the case of clause (C) immediately following the termination of this Agreement, an amount equal to US$110,000,000.

     (c) if BioChem shall terminate this Agreement pursuant to Section 7.1(g), then Shire shall pay to BioChem, not later than two business days after the Termination Date, an amount equal to US$40,000,000.

     (d) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

     (e) BioChem agrees that nothing in this Section 7.2 shall release BioChem of any liability in the event that this Agreement is terminated by Shire pursuant to Section 7.1(i) for a willful and material breach of this Agreement by BioChem and Shire agrees that nothing in the Section 7.2 shall release Shire of any liability in the event that this Agreement is terminated by BioChem pursuant to Section 7.1(j) for a willful and material breach of this Agreement by Shire.

     7.3 Extension; Waiver. At any time prior to the Effective Date, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII
                                    AMENDMENT

     8.1 Amendment. This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Shire Shareholders Meeting or the BioChem Shareholders Meeting but not later than the Effective Date, be amended by mutual written agreement of the parties hereto, and any such amendment may, subject to applicable Laws and the Interim Order, without limitation:

     (a) change the time for performance of any of the obligations or acts of the parties;

     (b) waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

     (c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and/or

     (d) waive compliance with or modify any conditions precedent herein contained.

     8.2 Mutual Understanding Regarding Amendments. The parties agree that if Shire or BioChem, as the case may be, propose any amendment or amendments to this Agreement, to the Plan of Arrangement and to the related agreements, the other will act reasonably in considering such amendment and if the other and its security holders are not prejudiced by reason of any such amendment the other will co-operate in a reasonable fashion with Shire, or BioChem, as the case may be, so that such amendments can be effected subject to applicable Laws and the rights of the security holders.

     8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Arrangement by the shareholders of BioChem, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.


                                   ARTICLE IX
                               GENERAL PROVISIONS

     9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Date, except for those covenants and agreements contained herein and therein (including Section 5.6) that by their terms apply or are to be performed in whole or in part after the Effective Date and this Article VIII.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telefacsimile, upon confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  (a)      if to Shire or Exchangeco, to:

                           Shire Pharmaceuticals Group Plc
                           East Anton Andover
                           HampShire, England
                           England SP10 5RG

                           Fax:     012 64 334 658
                           Attention: Rolf Stahel

                           with copies to:

                           McCarthy Tetrault
                           1170 Peel Street
                           Montreal, Quebec
                           H3B 4S8

                           Fax:     (514) 397-4235
                           Attention: Benjamin H. Silver


                  (b)      if to BioChem to:

                           Biochem Pharma Inc.
                           275 Armand-Frappier Blvd
                           Laval, Quebec
                           Canada   H7V 4A7

                           Fax:     (450) 978-7899
                           Attention:       Francesco Bellini
                           with a copy to:

                           Stikeman Elliott
                           1155 Rene-Levesque Blvd West
                           Suite 4000
                           Montreal, Quebec
                           H3B 3V2

                           Fax:     (514) 397-3222
                           Attention:       Jean Marc Huot


     9.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     9.5 Entire Agreement; No Third Party Beneficiaries.

     (a) This Agreement, the Confidentiality Agreements and the other agreements of the parties referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

     9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein (without giving effect to choice of law principles thereof).

     9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Exchangeco may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct Canadian wholly owned Subsidiary of Shire without the consent of BioChem, but no such assignment shall relieve Exchangeco of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     9.9 Submission to Jurisdiction; Waivers. Each of Shire, Exchangeco and BioChem irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the courts of the Province of Quebec, and each of Shire, Exchangeco and BioChem hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Shire, Exchangeco and BioChem hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     9.10 Currency

     All of the dollar amounts mentioned in this Agreement or in the Disclosure Schedules shall be in Canadian funds, unless otherwise expressed.

     9.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.12 Definitions. As used in this Agreement:

     "Acquisition Proposal" has the meaning set forth in Section 5.5.

     "Actions" has the meaning set forth in Section 3.1(h)(i).

     "Affiliate" has the meaning set forth in Section Affiliates.

     "Affiliate Agreement" has the meaning set forth in Section Affiliates.

     "Agreement" has the meaning set forth in the preamble.

     "Arrangement" means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Article 6 of the Plan of Arrangement or made at the direction of the Court.

     "Arrangement Resolution" means the special resolution of the shareholders of BioChem to be substantially in the form and content of Exhibit 1.3(b) annexed hereto.

     "Articles of Arrangement" means the articles of arrangement of BioChem in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made.

     "beneficial ownership" or "beneficially own" shall have the meaning under
Section 13(d) of the Exchange Act and the rules and regulations thereunder.

     "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any collective agreement, bonus, deferred compensation, share bonus, share purchase, restricted share, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the BioChem Disclosure Schedule or the Shire Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party or which is maintained or contributed to by such Person.

     "BioChem" has the meaning set forth in the recitals.

     "BioChem Benefit Plan" means any Benefit Plan maintained or contributed by BioChem.

     "BioChem Board Approval" has the meaning set forth in Section 3.2(f).

     "BioChem Common Shares" means common share in the capital of BioChem.

     "BioChem Deferred Share Unit Plans" means BioChem's Deferred Share Unit Plan for Key Executives and BioChem's Deferred Share Unit Plan for Non-Employee Directors.

     "BioChem Disclosure Schedule" has the meaning set forth in Section Representations and Warranties of BioChem.

     "BioChem IP Rights" has the meaning set forth in Section The BioChem Disclosure Schedule contains a worldwide list of all material patents and trademarks, and applications for any of the foregoing owned, licensed or controlled by BioChem or any of its Subsidiaries.


     (ii) Except as in the aggregate would not have a Material Adverse Effect on BioChem or its Subsidiaries or except as set forth in BioChem Disclosure Schedule:

     (1) BioChem and each of its Subsidiaries owns (in each case free and clear of all Liens) or has license to use all Intellectual Property used in or necessary for the conduct of their respective businesses as currently conducted. Such Intellectual Property and the rights thereto are restricted to the Intellectual Property rights in relation to the products listed in Section 3.2(k) of BioChem Disclosure Schedule and are collectively referred to herein as the "BioChem IP Rights". Except as set forth in Section 3.2(k) of BioChem Disclosure Schedule hereto, no royalties or other payments are payable to any third party with respect to commercialization of any products presently sold or under development by BioChem or its Subsidiaries listed in Section 3.2(k) of BioChem Disclosure Schedule or licensed by BioChem or its Subsidiaries to third parties.

     "BioChem Permits" has the meaning set forth in Section Except as Publicly Disclosed by BioChem prior to the date of the Agreement and except as would, in the aggregate, not have a Material Adverse Effect on BioChem, BioChem and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of BioChem and its Subsidiaries, taken as a whole (the "BioChem Permits"). BioChem and its Subsidiaries are in compliance with the terms of the BioChem Permits, except where the failure to so comply, in the aggregate, would not have a Material Adverse Effect on BioChem. Except as Publicly Disclosed by BioChem prior to the date of this Agreement, neither BioChem nor any of its Subsidiaries is in violation of, and BioChem and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not have a Material Adverse Effect on BioChem..

     "BioChem Recommendation" has the meaning set forth in Section BioChem shall duly take (subject to the accuracy of the provisions of Section 3.1(e) and Section 3.2(e) (provided that BioChem shall have used reasonable best efforts to ensure that such representation is true and correct)), all lawful action to call as promptly as practicable, give notice of, convene and hold a meeting of its shareholders on a date determined by BioChem (the "BioChem Shareholders Meeting") for the purpose of obtaining the Required BioChem Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the adoption of this Agreement by the Required BioChem Vote; and the Board of Directors of BioChem shall recommend adoption of this Agreement by the shareholders of BioChem to the effect as set forth in Section 3.2(f) (the "BioChem Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Shire such recommendation or take any action or make any statement in connection with the BioChem Shareholders Meeting inconsistent with such recommendation (collectively, a "Change in the BioChem Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the BioChem Recommendation) of factual information regarding the business, financial condition or results of operations of Shire or BioChem or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of BioChem does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Shire its recommendation) in the Circular, to the extent such information, facts, identity or terms is required to be disclosed therein under applicable law, rule or regulation; and, provided further, that the Board of Directors of BioChem may make a Change in the BioChem Recommendation pursuant to Section BioChem Acquisition Proposals hereof. .

     "BioChem Reports" has the meaning set forth in Section 3.2(d)(i).

     "BioChem Restricted Share Unit Plan" means BioChem's Restricted Share Unit Plan.

     "BioChem Shareholders Meeting " has the meaning set forth in Section BioChem shall duly take (subject to the accuracy of the provisions of Section 3.1(e) and Section 3.2(e) (provided that BioChem shall have used reasonable best efforts to ensure that such representation is true and correct)), all lawful action to call as promptly as practicable, give notice of, convene and hold a meeting of its shareholders on a date determined by BioChem (the "BioChem Shareholders Meeting") for the purpose of obtaining the Required BioChem Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the adoption of this Agreement by the Required BioChem Vote; and the Board of Directors of BioChem shall recommend adoption of this Agreement by the shareholders of BioChem to the effect as set forth in Section 3.2(f) (the "BioChem Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Shire such recommendation or take any action or make any statement in connection with the BioChem Shareholders Meeting inconsistent with such recommendation (collectively, a "Change in the BioChem Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the BioChem Recommendation) of factual information regarding the business, financial condition or results of operations of Shire or BioChem or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of BioChem does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Shire its recommendation) in the Circular, to the extent such information, facts, identity or terms is required to be disclosed therein under applicable law, rule or regulation; and, provided further, that the Board of Directors of BioChem may make a Change in the BioChem Recommendation pursuant to Section BioChem Acquisition Proposals hereof. .

     "BioChem Share Option" has the meaning set forth in Section As of November 24, 2000, the authorized capital of BioChem consisted of an unlimited number of BioChem Common Shares, of which 101,323,410 shares were issued and outstanding. Since November 24, 2000 to the date of this Agreement, there have been no issuances of shares in the capital of BioChem or any other securities of BioChem other than issuances of shares pursuant to options outstanding as of November 24, 2000 under the Benefit Plans of BioChem. All issued and outstanding shares in the capital of BioChem are duly authorized, validly issued, fully paid and non-assessable, and no class of shares is entitled to preemptive rights. There were outstanding as of November 24, 2000 no options, warrants or other rights to acquire shares of BioChem other than (w) options and other rights to acquire shares of BioChem representing in the aggregate the right to purchase 6,873,711 BioChem Common Shares (collectively, the "BioChem Share Options") under BioChem's Shares Option Plan (the "BioChem Share Option Plan"), and (x) options to acquire 123,476 BioChem Common Shares at an exercise price of $5.15 expiring in July 2001 granted to Investissement Quebec pursuant to an agreement dated June 21, 1991 (the "Investissement Quebec Options"); and (y) undertaking to issue warrants in two tranches in 2001 and 2002 to the Government of Canada giving the right to acquire BioChem Common Shares at an exercise price equal to the closing price on the TSE prior to their respective issuance, the whole pursuant to an agreement dated March 31, 2000 (the "BioChem Warrants") and (z) the memorandum of agreement dated September 1997 with two senior employees relating to options to acquire 40,000 BioChem Common Shares. Section 3.2(b) of the BioChem Disclosure Schedule sets forth a complete and correct list, as of November 24, 2000, of the number of BioChem Common Shares subject to BioChem Shares Options, the dates of grant and the exercise prices thereof..

     "BioChem Share Option Plan" has the meaning set forth in Section As of November 24, 2000, the authorized capital of BioChem consisted of an unlimited number of BioChem Common Shares, of which 101,323,410 shares were issued and outstanding. Since November 24, 2000 to the date of this Agreement, there have been no issuances of shares in the capital of BioChem or any other securities of BioChem other than issuances of shares pursuant to options outstanding as of November 24, 2000 under the Benefit Plans of BioChem. All issued and outstanding shares in the capital of BioChem are duly authorized, validly issued, fully paid and non-assessable, and no class of shares is entitled to preemptive rights. There were outstanding as of November 24, 2000 no options, warrants or other rights to acquire shares of BioChem other than (w) options and other rights to acquire shares of BioChem representing in the aggregate the right to purchase 6,873,711 BioChem Common Shares (collectively, the "BioChem Share Options") under BioChem's Shares Option Plan (the "BioChem Share Option Plan"), and (x) options to acquire 123,476 BioChem Common Shares at an exercise price of $5.15 expiring in July 2001 granted to Investissement Quebec pursuant to an agreement dated June 21, 1991 (the "Investissement Quebec Options"); and (y) undertaking to issue warrants in two tranches in 2001 and 2002 to the Government of Canada giving the right to acquire BioChem Common Shares at an exercise price equal to the closing price on the TSE prior to their respective issuance, the whole pursuant to an agreement dated March 31, 2000 (the "BioChem Warrants") and (z) the memorandum of agreement dated September 1997 with two senior employees relating to options to acquire 40,000 BioChem Common Shares. Section 3.2(b) of the BioChem Disclosure Schedule sets forth a complete and correct list, as of November 24, 2000, of the number of BioChem Common Shares subject to BioChem Shares Options, the dates of grant and the exercise prices thereof..

     "BioChem Voting Debt" has the meaning set forth in Section No bonds, debentures, notes or other indebtedness of BioChem having the right to vote on any matters on which its shareholders may vote ("BioChem Voting Debt") are issued or outstanding..

     "BioChem Warrants " has the meaning set forth in Section 3.2(b)(i).

     "Blue Sky Laws" has the meaning set forth in Section 3.1(c)(iii).

     "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

     "Business Day" means any day on which banks are not required or authorized to close in the City of Montreal, the City of London and the City of New York.

     "CA" has the meaning set forth in Section 3.1(c)(iii).

     "Canadian Securities Laws" means all applicable securities laws in each of the Canadian provinces and the respective regulations under such laws together with applicable policy statements of the securities authorities in such provinces.

     "CBCA" has the meaning set forth in the recitals.

     "Certificate" means a certificate which immediately prior to the Effective Date represented BioChem Common Shares.

     "Change in Shire Recommendation" has the meaning set forth in Section
5.1(f).

     "Change in the BioChem Recommendation" has the meaning set forth in Section BioChem shall duly take (subject to the accuracy of the provisions of Section 3.1(e) and Section 3.2(e) (provided that BioChem shall have used reasonable best efforts to ensure that such representation is true and correct)), all lawful action to call as promptly as practicable, give notice of, convene and hold a meeting of its shareholders on a date determined by BioChem (the "BioChem Shareholders Meeting") for the purpose of obtaining the Required BioChem Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the adoption of this Agreement by the Required BioChem Vote; and the Board of Directors of BioChem shall recommend adoption of this Agreement by the shareholders of BioChem to the effect as set forth in
Section 3.2(f) (the "BioChem Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Shire such recommendation or take any action or make any statement in connection with the BioChem Shareholders Meeting inconsistent with such recommendation (collectively, a "Change in the BioChem Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the BioChem Recommendation) of factual information regarding the business, financial condition or results of operations of Shire or BioChem or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of BioChem does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Shire its recommendation) in the Circular, to the extent such information, facts, identity or terms is required to be disclosed therein under applicable law, rule or regulation; and, provided further, that the Board of Directors of BioChem may make a Change in the BioChem Recommendation pursuant to Section BioChem Acquisition Proposals hereof. .

     "Circular" means the management proxy circular of BioChem to be prepared and set to the BioChem Common Shareholders in connection with the BioChem Shareholders Meeting pursuant to Section 5.1(c).

     "Civil Action" has the meaning set forth in Section For purposes of this Agreement, a Change in the Shire Recommendation shall be deemed to include, without limitation, a recommendation of the Shire Board of Directors of a third party Shire Acquisition Proposal with respect to Shire.

     "Class 1 Circular" means the circular of Shire to be prepared and sent to Shire shareholders containing (i) a notice duly convening the Shire Shareholders Meeting and (ii) a recommendation from the Board of Directors of Shire to the Shire shareholders to vote in favour of an ordinary resolution approving the transactions contemplated by this Agreement.

     "Closing" has the meaning set forth in Section 1.1.

     "Closing Date" has the meaning set forth in Section 1.1.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Competition Bureau" has the meaning set forth in Section 5.4(b).

     "Confidentiality Agreement" has the meaning set forth in Section 5.3.

     "Contamination" means the presence of any Hazardous Substance in the Environment, including the degradation of water, air or soil quality.

     "Court" means the Superior Court of Justice (Quebec).

     "Depositary" has the meaning set forth in Section 1.6(b).

     "Director" means the Director appointed under Section 260 of the CBCA.

     "Dissent Rights" means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

     "Dissenting Shareholder" has the meaning ascribed thereto in the Plan of Arrangement.

     "DOJ" has the meaning set forth in Section 5.4(b).

     "Effective Date" has the meaning set forth in Section Effective Date.

     "Effective Time" means 12:01 a.m. (Montreal time) on the Effective Date.

     "Environment" means all components of the earth, including air (and all layers of the atmosphere), land (and all surface and subsurface soil, underground spaces and cavities and all land submerged under water) and water (and all surface and underground water), natural resources such as wetlands, flora and fauna, organic and inorganic matter and living organisms, and the interacting natural systems that include components referred to above in the definition of "Environment."

     "Environmental Laws" means all applicable Laws in existence on or before the date hereof relating to Hazardous Substances, pollution or protection of the Environment and human health or affecting the Environment, including Laws relating to (a) on-site or off-site Contamination and (b) releases of any Hazardous Substance into the Environment.

     "Environmental Losses" means any losses, costs, expenses, damages, including compensatory, exemplary or punitive damages, penalties, fines or charges required to be paid out in connection with claims of any kind (including interest, penalties and reasonable attorneys' and consultants' fees, expenses and disbursements) incurred in order to comply with or in connection with any Environmental Laws.

     "Environmental Permits" means, with respect to either party, all permits, authorizations, certificates, registrations, licenses and any other approvals required for the operation of the business of such party and its Subsidiaries pursuant to Environmental Laws.

     "ERISA" has the meaning set forth in Section 3.1(n)(i).

     "ERISA Affiliate" has the meaning set forth in Section 3.1(n)(iii).

     "ERISA Affiliate Plan" has the meaning set forth in Section For purposes of this Agreement, "ERISA Affiliate" means (A) any corporation which is a member of the same controlled group of corporations, within the meaning of Section 414(b) of the Code, as Shire or BioChem, as the case may be, or any of their respective Subsidiaries, as the case may be, or (B) any partnership or trade or business (whether or not incorporated) under common control, within the meaning of
Section 414(c) of the Code, with Shire or BioChem, as the case may be, or any of their respective Subsidiaries; "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA); and "ERISA Affiliate Plan" means any single-employer plan subject to Title IV or Section 302 of ERISA maintained or contributed to by an ERISA Affiliate..

     "ERISA Plan" has the meaning set forth in Section Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, none of the Plans with respect to Shire is subject to the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"). With respect to each Plan that is subject to ERISA (an "ERISA Plan") and any ERISA Affiliate Plan (A) if such ERISA Plan is intended to be qualified under Section 401(a) of the Code, such ERISA Plan has been determined by the United States Internal Revenue Service (the "IRS") to be so qualified and each trust related to any such ERISA Plan has been determined to be exempt from federal income Tax under Section 501(a) of the Code and no circumstance has occurred or exists which might reasonably be expected to cause such plan or trust to cease being so qualified or exempt from Tax; (B) such ERISA Plan has complied in all material respects with ERISA, and all other applicable Laws; (C) no accumulated funding deficiency, as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, exists with respect to such Plan or any ERISA Affiliate Plan; (D) with respect to each single-employer ERISA Plan and ERISA Affiliate Plan subject to Title IV of ERISA, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities" (as defined under Section 4001(a)(16) of ERISA) under such plan, determined on the basis of the actuarial assumptions in effect for such plan year, did not exceed the then current value of the assets of such plan; and (E) none of Shire, any of its Subsidiaries or any ERISA Affiliate has incurred or expects to incur any liability to the United States Pension Benefit Guaranty Corporation with respect to any ERISA Plan or ERISA Affiliate Plan or any withdrawal liability under Title IV of ERISA with respect to any "Multiemployer Plan", where the effect of such event, condition, action or failure to act under (A) through (E) above would, in the aggregate, have a Material Adverse Effect on Shire. Except as disclosed in the Shire SEC Reports filed prior to the date of this Agreement, none of Shire, or any of its Subsidiaries maintains or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which is subject to ERISA and which provides medical benefits to employees after termination of employment other than as required by Section 601 of ERISA or other applicable Law, or the cost of which is paid for by the covered employees..

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" has the meaning set forth in Section 2.1.

     "Exchange Fund" has the meaning set forth in Section Exchange Fund.

     "Exchange Ratio" has the meaning set forth in Section Articles of Arrangement.

     "Exchange Trust Agreement" means an agreement to be made between Shire, BioChem and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Exhibit 1.4(c) annexed hereto, with such changes thereto as the parties hereto, may agree.

     "Exchangeable Shares" means the non-voting exchangeable shares to be created in the capital of Exchangeco, having substantially the rights, privileges, restrictions and conditions set out in Appendix I to the Plan of Arrangement;

     "Expenses" has the meaning set forth in Section 5.7.

     "Final Order" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

     "Form S-3" has the meaning set forth in Section Shire shall prepare and file a registration statement on Form S-3, or other available form under the rules of the SEC, with respect to the Shire Ordinary Shares issuable upon exercise of the Exchangeable Shares (the "Form S-3"); provided that Shire may seek a "no action letter" determination from the Staff of the SEC that no such registration statement is required based on Section 3 (a) (9) or 3 (a) (10) of the Securities Act and if such determination is obtained, before or after the Effective Date, Shire shall have no further obligation under this Section Preparation of Proxy Statement, Form S-3, CircularError! Not a valid bookmark self-reference.. Shire shall use its best efforts to have the Form S-3 declared effective by the SEC prior to the Effective Date and shall keep the Form S-3 effective while the Exchangeable Shares remain outstanding. Shire shall cause the prospectus included in the Form S-3 to be mailed to the holders of Exchangeable Shares as promptly as reasonably practicable after the Form S-3 is declared effective under the Securities Act and the Effective Date..

     "FTC" has the meaning set forth in Section 5.4(b).

     "GAAP" means, in respect of Shire for the period prior to January 1, 2000, U.K. generally accepted accounting principles and after said period, United States generally accepted accounting principles, and in respect of BioChem, Canadian generally accepted accounting principles.

     "Governmental Entity" has the meaning set forth in Section 3.1(c)(iii).

     "Hazardous Substance" means any substance waste, pollutant, a contaminant, material, chemical or constituent regulated pursuant to any applicable Environmental Laws.

     "HSR Act" has the meaning set forth in Section 3.1(c)(iii).

     "ICA" has the meaning set forth in Section 3.1(c)(iii).

     "ICA Authority" has the meaning set forth in Section Each of Shire and BioChem shall, in connection with the efforts referenced in Section 5.4(a) to obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, the CA, the ICA or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC"), the Competition Bureau under the CA (the "Competition Bureau"), the Minister responsible for the ICA (the "ICA Authority") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC, the Competition Bureau, the ICA Authority, or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC, the Competition Bureau, the ICA Authority, or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the CA, the ICA and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition..

     "Intellectual Property" has the meaning set forth in Section 3.1(k).

     "Interim Order" means the interim order of the Court, as the same may be amended, in respect of the Arrangement.

     "Investissement Quebec Options " has the meaning set forth in Section 3.2(b)(i).

     "IRS" has the meaning set forth in Section 3.1(n)(ii).

     "ITA" means the Income Tax Act (Canada).

     "known" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry.

     "Laws" refers to all or any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state, provincial or local government, statutory or regulatory body, court or agency.

     "Liens" has the meaning set forth in Section 3.1(a)(ii).

     "Licenses" has the meaning set forth in Section 3.1(o).

     "Listing Particulars" means listing particulars of Shire prepared in accordance with the Listing Rules and to be sent to Shire shareholders and BioChem shareholders.

     "Listing Rules" means the Listing Rules of the UK Listing Authority.

     "LSE" has the meaning set forth in Section Notwithstanding any other provision of this Agreement, each holder of BioChem Common Shares exchanged pursuant to this Agreement who would otherwise have been entitled to receive a fraction of a Shire Share (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest).

     "Long-Term Incentive Plan" has the meaning set forth in Section 3.1(b)(i).

     "Market Price" of any security means the average of the closing prices of such security's sales on the principal securities exchange on which such security may at the time be listed, or, if there has been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on the principal exchange on which such security may at the time be listed at the end of such day, in each such case averaged over a period of the fifteen (15) consecutive trading days ending on the 3rd day prior to the Closing Date.

     "Material Adverse Effect" means, with respect to any entity, any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, financial condition, results of operations or prospects of such entity and its Subsidiaries taken as a whole, other than any event, change, circumstance or effect relating to (v) the economy or financial markets in general, (w) the industries in which such entity operates in general and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity, (x) the announcement or pendency of the Arrangement, (y) changes after the date hereof in laws or regulations relating to the development, manufacture or distribution of products for the treatment of disease or (z) a change in the market price or trading volume of the shares of such entity (provided that a change in the market price or trading price may be used, if applicable, as evidence of some other event, change, circumstance or effect that has or is reasonably likely to have a Material Adverse Effect) or
(ii) the ability of such entity to consummate the transactions contemplated by this Agreement; all references to Material Adverse Effect on Shire contained in this Agreement shall be deemed to refer solely to Shire and its Subsidiaries without including its ownership of BioChem and its Subsidiaries after the Arrangement.

     "Merger Consideration" means the consideration per share to be received by the shareholders of BioChem, including any cash in lieu of fractional Shire Shares.

     "Multiemployer Plan" has the meaning set forth in Section For purposes of this Agreement, "ERISA Affiliate" means (A) any corporation which is a member of the same controlled group of corporations, within the meaning of Section 414(b) of the Code, as Shire or BioChem, as the case may be, or any of their respective Subsidiaries, as the case may be, or (B) any partnership or trade or business (whether or not incorporated) under common control, within the meaning of
Section 414(c) of the Code, with Shire or BioChem, as the case may be, or any of their respective Subsidiaries; "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA); and "ERISA Affiliate Plan" means any single-employer plan subject to Title IV or Section 302 of ERISA maintained or contributed to by an ERISA Affiliate..

     "NASDAQ" means NASDAQ National Market.

     "Necessary Consents" has the meaning set forth in Section 3.1(c)(iii).

     "OSC" means the Ontario Securities Commission.

     "the other party" means, with respect to BioChem, Shire and means, with respect to Shire, BioChem.

     "Person" means an individual, corporation, company, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

     "Plan" has the meaning set forth in Section 3.1(n)(i).

     "Plan of Arrangement" means the plan of arrangement substantially in the form and content of Exhibit A annexed hereto and any amendments or variations thereto made in accordance with Article 6 of the Plan of Arrangement or made at the direction of the Court.

     "Proposed Amendments" has the meaning set forth in Section 3.1(m)(ii).

     "Proxy Statement" has the meaning set forth in Section 5.1(a).

     "Publicly Disclosed by BioChem" means disclosed by BioChem in a public filing made by it with the OSC, QSC and/or the SEC since January 1, 1999.

     "QSC" means the Commission des valeurs mobilieres du Quebec.

     "Regulatory Law" has the meaning set forth in Section 5.4(b).

     "Required BioChem Vote" means the affirmative vote of the holders of the BioChem Common Shares as set forth in the Interim Order.

     "Required Shire Vote" means the affirmative vote of the holders of Shire Ordinary Shares as (being entitled to do so) vote in person or, where proxies are allowed, by proxy at the Shire Shareholders Meeting and whose Shire Ordinary Shares account for a majority of the votes cast at that meeting.

     "Rights Plan" means the Shareholder Rights Plan Agreement dated as of April 28, 1995 between BioChem and General Trust of Canada, as amended on April 21, 1998.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" has the meaning set forth in Section 2.9.

     "Shire" has the meaning set forth in the preamble.

     "Shire Acquisition Proposal" has the meaning set forth in Section Shire Acquisition Proposals.

     "Shire ADSs" means the American Depositary Shares of Shire, or where appropriate, the American Depositary Receipts of Shire, evidencing such shares.

     "Shire ADSs Price" means the Market Price of Shire ADSs (rounded to the nearest 1/1000) as of the Closing Date.

     "Shire Benefit Plan" means any Benefit Plan maintained or contributed to by Shire.

     "Shire Board Approval" has the meaning set forth in Section 3.1(f).

     "Shire Disclosure Schedule" has the meaning set forth in Section 3.1.

     "Shire Ordinary Shares" means ordinary shares of 5 pence each in the capital of Shire.

     "Shire Permits" has the meaning set forth in Section 3.1(h)(ii).

     "Shire Recommendation" has the meaning set forth in Section 5.1(f).

     "Shire Resolution" means the ordinary resolution of the shareholders of Shire approving the Arrangement to be substantially in the form and content of
Exhibit 1.4(a) annexed hereto.

     "Shire SEC Reports" has the meaning set forth in Section 3.1(d)(i).

     "Shire Shares" means collectively the Shire Ordinary Shares, the Shire ADSs and the Exchangeable Shares.

     "Shire Share Option Plans" has the meaning set forth in Section 3.1(b)(i).

     "Shire Share Options" has the meaning set forth in Section 3.1(b)(i).

     "Shire Shareholders Approval" has the meaning set forth in Section
3.1(c)(i).

     "Shire Shareholders Meeting" has the meaning set forth in Section 5.1(f).

     "Shire Superior Proposal" means a written proposal made by a Person other than Shire which is for (I)(a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Shire as a result of which Shire's shareholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of Shire's shares whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, consolidation, share exchange, business combination, tender or exchange offer or other transaction upon the consummation of which the Shire shareholders would in the aggregate beneficially own greater than 50% of the voting securities of such Person), and which is (II) otherwise on terms which the

Board of Directors of Shire in good faith concludes (after receiving a written opinion of its financial advisors and outside counsel independent from Shire a copy of which shall be provided to BioChem), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, the Person making the proposal as well as the binding nature of the commitments, undertakings and covenants of Shire under this Agreement, (a) would, if consummated, result in a transaction that is more favorable to the Shire shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement, (b) is reasonably capable of being completed, (c) would not likely be completed if Shire is prevented from effecting a Change in Shire Recommendation, and (d) is required by Law to be approved and recommended by the Board of Directors despite the binding nature of this Agreement.

     "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     "Superior Proposal" means a written proposal made by a Person other than Shire which is for (I)(a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving BioChem as a result of which BioChem's shareholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of BioChem and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of the of the BioChem Common Shares whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, consolidation, share exchange, business combination, tender or exchange offer or other transaction upon the consummation of which the BioChem shareholders would in the aggregate beneficially own greater than 50% of the voting securities of such Person), and which is (II) otherwise on terms which the Board of Directors of BioChem in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal,
(a) would, if consummated, result in a transaction that is more favorable to the BioChem shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement and (b) is reasonably capable of being completed.

     "Support Agreement" means an agreement to be made between Shire and BioChem substantially in the form and content of Exhibit 1.4(e) annexed hereto, with such changes thereto as the parties hereto may agree

     "Tax Returns" has the meaning set forth in Section 3.1(m).

     "Taxes" has the meaning set forth in Section 3.1(m).

     "Termination Date" has the meaning set forth in Section 7.1(b).

     "Trustee" means the trustee to be chosen by Shire and BioChem, acting reasonably, to act as trustee under the Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Exchange Trust Agreement.

     "TSE" means The Toronto Stock Exchange.

     "UK Listing Authority" means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part IV of the Financial Services Act 1986 and in the exercise of its function in respect of the admission to the Official List of the UK Listing Authority otherwise than in accordance with Part IV of the Financial Services Act 1986.

     "US GAAP" means the United States generally accepted accounting principles.

     "Violation" has the meaning set forth in Section 3.1(c)(ii).

     IN WITNESS WHEREOF, Shire, Exchangeco and BioChem have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                         SHIRE PHARMACEUTICALS GROUP PLC

                         By:   /s/ Rolf Stahel
                              -------------------------------------
                         Name:  Rolf Stahel
                         Title: Chief Executive Officer




                         3829341 CANADA INC.

                         By:  /s/ Benjamin H. Silver
                              --------------------------------------
                         Name:  Benjamin H. Silver
                         Title: Director




                         BIOCHEM PHARMA INC.

                         By:  /s/ Francesco Bellini
                              --------------------------------------
                         Name:  Francesco Bellini
                         Title: Chairman and Chief Executive Officer


                         By:  /s/ Francois Legault
                              --------------------------------------
                         Name:  Francois Legault
                         Title: Executive Vice-President
                                Corporate Development and Investments